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Southern California Gas Company
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SOUTHERN CALIFORNIA GAS COMPANY

NOTICE OF
ANNUAL SHAREHOLDERS MEETING

The Southern California Gas Company (SoCalGas or the company) 2022 annual meeting of shareholders (Annual Shareholders Meeting) will be held on June 1, 2022, at 10 a.m., local time, at 488 8th Avenue, San Diego, California. SoCalGas is an indirect subsidiary of Sempra Energy, doing business as Sempra.
The Annual Shareholders Meeting will be held for the following purposes:
(1)To elect directors.
(2)To transact any other business that may properly come before the meeting.
The Annual Shareholders Meeting will be a business-only meeting. It will not include any presentations by management and the company does not encourage shareholder attendance. In light of the unpredictability of the ongoing COVID-19 pandemic, we plan to take special precautions at the Annual Shareholders Meeting to help protect the health and safety of our shareholders, employees and other stakeholders. The precautions we take will depend on, among other things, the guidance of applicable federal, state and local public health authorities, the general pandemic conditions at the time of the meeting, and the number of people in attendance. Additional information about the company is included in the 2021 Annual Report to Shareholders, which is being mailed to shareholders together with this Notice of Annual Shareholders Meeting and the accompanying Information Statement.
Shareholders of record at the close of business on April 5, 2022, are entitled to notice of, to vote at and to attend the Annual Shareholders Meeting and any adjournment or postponement thereof. Subject to any additional rules or restrictions that may be implemented for the meeting as described above, shareholders who decide to attend the meeting and own shares registered in their names will be admitted upon verification of record share ownership. Shareholders who decide to attend the meeting and own shares through banks, brokers or other nominees must present proof of beneficial share ownership (such as the most recent account statement prior to April 5, 2022) to be admitted.

April R. Robinson
Corporate Secretary
Important Notice Regarding the Availability of Information Statement Materials for the
Annual Shareholders Meeting to be Held on June 1, 2022.
The Information Statement
and the Annual Report to Shareholders are available on the Internet at
http://www.astproxyportal.com/ast/25974.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
Southern California Gas Company is providing this Information Statement in connection with the 2022 annual meeting of its shareholders (Annual Shareholders Meeting) to be held on June 1, 2022, at 10 a.m., local time, at 488 8th Avenue, San Diego, California. The Notice of Annual Shareholders Meeting, this Information Statement and the 2021 Annual Report to Shareholders are being mailed to shareholders beginning on or about April 26, 2022.
THE COMPANY
Southern California Gas Company, which we refer to as SoCalGas, the company, we, us or our, is an indirect subsidiary of Sempra Energy, doing business and referred to as Sempra. SoCalGas’ principal executive offices are located at 555 West Fifth Street, Los Angeles, California 90013. Its telephone number is (213) 244-1200.
Additional information about the company is included in the 2021 Annual Report to Shareholders (Annual Report) jointly produced by Sempra, SoCalGas and Sempra’s other indirect subsidiary with U.S. publicly traded securities, San Diego Gas & Electric Company (SDG&E), which is being mailed to shareholders together with this Information Statement. The Annual Report includes the company’s Annual Report on Form 10-K for the year ended December 31, 2021 (2021 Form 10-K), which has been filed with the U.S. Securities and Exchange Commission (SEC) jointly by Sempra, SoCalGas and SDG&E. These documents, as well as other documents SoCalGas files with the SEC, also can be viewed online on the SEC’s website at www.sec.gov and are available on the Sempra website at www.sempra.com under the “Investors” and “SEC Filings” tabs. The company will furnish a copy of its 2021 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any shareholder who so requests by writing to the company’s Corporate Secretary at 488 8th Avenue, San Diego, California 92101.
All website references in this Information Statement are inactive textual references, and the information on, or that can be accessed through, such websites does not constitute a part of this Information Statement.
OUTSTANDING SHARES AND VOTING RIGHTS
The SoCalGas Board of Directors has fixed April 5, 2022, as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the Annual Shareholders Meeting and any adjournment or postponement thereof. On that date, SoCalGas’ outstanding shares consisted of 91,300,000 shares of common stock and 862,043 shares of preferred stock. All SoCalGas common stock and 50,970 shares of SoCalGas preferred stock are owned by Pacific Enterprises (PE), a wholly owned direct subsidiary of Sempra.
In electing directors, each share is entitled to one vote for each of the four director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice of an intention to do so at the meeting and prior to the voting. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or may distribute their votes among two or more such candidates in such proportions as they may determine. In voting on any other matters that may be considered at the Annual Shareholders Meeting and any adjournment or postponement thereof, each share is entitled to one vote. The company does not expect there to be any broker non-votes at the Annual Shareholders Meeting. However, if there are any broker non-votes, each will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be considered a vote cast with respect to the election of directors or any other proposal for which it occurs.
The shares of SoCalGas owned by PE and indirectly owned by Sempra represent over 99% of SoCalGas’ outstanding shares and the number of votes entitled to be cast on the matters to be considered at the Annual Shareholders Meeting and any adjournment or postponement thereof. PE has advised SoCalGas that it intends to vote “FOR” each of the nominees for election to the SoCalGas Board of Directors.

GOVERNANCE OF THE COMPANY
Generally, the business and affairs of SoCalGas are managed and all corporate powers are exercised by or under the direction of its Board of Directors in accordance with California General Corporation Law and SoCalGas’ Restated Articles of Incorporation and Bylaws, as amended.
Board of Directors
Board Meetings; Annual Shareholders Meeting
During 2021, the Board of Directors of SoCalGas held 19 meetings and each director attended at least 75% of such meetings that occurred when he or she was a director.
The Annual Shareholders Meeting will be a business-only meeting without presentations by management. The company does not encourage attendance at the meeting by public shareholders, especially in light of the unpredictability of the ongoing COVID-19 pandemic, as described in the Notice of Annual Shareholders Meeting that accompanies this Information Statement. The Board of Directors encourages all nominees standing for election as directors to attend the Annual Shareholders Meeting. All directors in office as of the SoCalGas 2021 annual shareholders meeting attended that meeting. You may request directions to the location of the Annual Shareholders Meeting if you choose to attend in person by contacting the company’s Corporate Secretary at 488 8th Avenue, San Diego, California 92101.
Leadership Structure
Kevin C. Sagara, Sempra’s Executive Vice President and Group President responsible for overseeing Sempra’s California utility businesses, serves as non-executive Chairman of our board. The board does not have an independent lead director. As a subsidiary of Sempra with none of its classes of stock listed on a national securities exchange, SoCalGas is not subject to stock exchange listing standards requiring independent directors and various board committees and, accordingly, has not established independence standards for its directors. All of the directors of the company are also officers of the company or of Sempra and, as a result, none qualifies as an independent director under the standards established by the New York Stock Exchange (NYSE) or any other national securities exchange for boards of directors or committees thereof. The SoCalGas Board of Directors does not maintain an audit, compensation or nominating committee.
Nominees for election as directors are determined by the SoCalGas Board of Directors, and the board will not consider director candidates recommended by shareholders other than its direct and indirect parent companies. The board currently consists of Scott D. Drury, Chief Executive Officer (CEO) of SoCalGas, and three officers of Sempra with broad professional and business expertise. The board has nominated the four current directors for re-election to the board at the Annual Shareholders Meeting. Although Sempra and SoCalGas promote diversity in hiring employees and in the appointment of their officers, diversity is not further considered in selecting the individuals who serve as directors of SoCalGas.
All but one of the members of Sempra’s Board of Directors is an independent director under NYSE standards, and the Audit, Compensation and Talent Development, Corporate Governance and Safety, Sustainability and Technology Committees of Sempra’s Board of Directors are all composed entirely of independent directors. The Sempra Board of Directors also has adopted a Code of Business Conduct and Ethics for Directors and Principal and Executive Officers that applies to most of the current directors and certain of the executive officers of SoCalGas, and all directors and officers of SoCalGas also are subject to a Code of Business Conduct that applies to all employees of SoCalGas and Sempra. If either (1) a provision of such Code of Business Conduct and Ethics for Directors and Principal and Executive Officers is amended and the amendment relates to any element of the code of ethics definition set forth in Item 406(b) of SEC Regulation S-K or (2) a waiver, including an implicit waiver, from a provision of such Code of Business Conduct and Ethics for Directors and Principal and Executive Officers is granted to our principal executive officer, principal financial officer or principal accounting officer or controller and the waiver relates to one or more of the elements of the code of ethics definition set forth in Item 406(b) of SEC Regulation S-K, then we intend to describe on our website under the “About Us” and “Management Team” tabs the date and nature of any such amendment or waiver and, if applicable, the name of the person to whom the waiver was granted, or if we do not make such disclosure on our website, we will include it in a current report on Form 8-K filed with the SEC.

Board Role in Risk Oversight
Assessing and monitoring risks and risk management are among the functions of the SoCalGas Board of Directors. SoCalGas’ management, including the company’s Vice President–Risk Management and Chief Risk Officer, is responsible for identifying and assessing risk, and monitoring and reporting to the SoCalGas Board of Directors on the company’s plans to manage risk. Risk oversight at the management level is governed by the Enterprise Risk Management Committee, which is composed of senior management and chaired by the Chief Risk Officer and is responsible for establishing, overseeing, periodically reviewing and working to improve upon enterprise risk management policies and practices across SoCalGas. Other management-level governing bodies also review and mitigate risk, including SoCalGas’ Energy Procurement Risk Management Committee, which is composed of members of senior management and chaired by the Chief Financial Officer and is responsible for the adoption, oversight, periodic review and enforcement of a comprehensive risk management framework governing activities conducted by the company’s gas acquisition department. The board fulfills its risk oversight function by, among other things, reviewing and overseeing the company’s strategic, financial and operating plans; receiving other direct reports from management and discussing major risk categories with management on at least an annual basis or as needed due to changes in risk profiles; receiving periodic updates from the Chief Risk Officer; and staying informed about developments in our industry and other current events that may impact the company. The board believes that its leadership structure, with Sempra’s Executive Vice President and Group President responsible for overseeing Sempra’s California utility businesses serving as Chairman of our Board of Directors, supports the board’s risk oversight function by facilitating the allocation of risk-related functions between the board and management, with management having responsibility for implementing and supervising risk management processes and the board having responsibility for overseeing these matters.
Related Person Transactions
SEC rules require that SoCalGas disclose any transaction since the beginning of 2021 or any currently proposed transaction involving more than $120,000 in which the company was or will be a participant and any of its directors, nominees as directors, executive officers, persons or entities known to be a beneficial owner of more than 5% of the company’s common stock, or any member of their respective immediate families, had or will have a direct or indirect material interest. The SoCalGas Board of Directors has adopted a written policy that requires the board to review, and approve, as appropriate, any such “related person transaction” that may require reporting. When evaluating any such transaction, the board focuses on a variety of factors on a case-by-case basis, including, among other things, the identity of the related person, the nature and terms of the transaction, the interest of the related person in the transaction and the dollar amount involved. Except as described below, there have been no transactions requiring such review since the beginning of 2021.
As required by SEC rules, we are required to disclose as a related person transaction the compensation of any executive officer who is not named in the executive compensation tables in this Information Statement. David J. Barrett, Vice President and General Counsel and an executive officer of the company, received an annual salary of $345,900, non-equity incentive plan compensation of $309,900 and restricted stock unit awards with respect to Sempra common stock with an aggregate grant date fair value of $290,643, in each case for performance in 2021.
Communications with the Board
Shareholders and other interested parties who wish to communicate with the SoCalGas Board of Directors or any individual director may do so by writing to the company’s Corporate Secretary at 488 8th Avenue, San Diego, California 92101 and addressing the communication to the SoCalGas Board of Directors or the individual director.
Compensation of Directors
All of our directors are employees of SoCalGas or Sempra and are not otherwise compensated for their service on the SoCalGas Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Representatives of Deloitte & Touche LLP, the independent registered public accounting firm for SoCalGas, are expected to attend the Annual Shareholders Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders. Deloitte & Touche LLP or its predecessors have continuously served as the independent registered public accounting firm for SoCalGas or its parent company since 1937. Deloitte & Touche LLP also serves as the independent registered public accounting firm for Sempra and SDG&E.
The following table shows fees paid to Deloitte & Touche LLP for services provided to SoCalGas in 2021 and 2020:

	2021		2020
Dollars in Thousands	Fees	% of Total	Fees	% of Total
Audit fees
Financial statements and internal controls audit	$3,486		$3,023
Regulatory filings and related services	—		55
Total audit fees	3,486	91%	3,078	90%
Audit-related fees
Employee benefit plan audits	309		307
Total audit-related fees	309	8%	307	9%
Tax fees(A)	33	1%	32	1%
All other fees(B)	8	—%	—	—%
Total fees	$3,836	100%	$3,417	100%
(A)Tax fees relate to tax consulting and compliance services.
(B)All other fees relate to training and conferences.
The Audit Committee of Sempra’s Board of Directors is directly responsible for the appointment, compensation, retention and oversight, including the oversight of the audit fee negotiations, of the independent registered public accounting firm for Sempra and its subsidiaries, including SoCalGas. As a matter of good corporate governance, the SoCalGas Board of Directors also reviewed the performance of Deloitte & Touche LLP and concurred with the determination by Sempra’s Audit Committee to retain the firm as its independent registered public accounting firm for 2022. Sempra’s Board of Directors has determined that each member of its Audit Committee is an independent director and is financially literate, and that Jack T. Taylor, who chairs the committee, and Cynthia L. Walker, who is a member of the committee, are audit committee financial experts as defined by the rules of the SEC.
Except where pre-approval is not required by SEC rules, Sempra’s Audit Committee pre-approves all audit, audit-related and permissible non-audit services provided by Deloitte & Touche LLP for Sempra and its subsidiaries, including SoCalGas, which includes all services provided by Deloitte & Touche LLP for SoCalGas for 2021 and 2020. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval, and they require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The committee’s policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT
The Board of Directors of SoCalGas has reviewed and discussed with the company’s management the audited financial statements of the company for the year ended December 31, 2021.
Sempra’s Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the U.S. Securities and Exchange Commission. Sempra’s Audit Committee also has received from Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with Sempra’s Audit Committee concerning Deloitte & Touche LLP’s independence, and Sempra’s Audit Committee has discussed Deloitte & Touche LLP’s independence with the firm.
Based on these considerations, the Board of Directors of SoCalGas directed that the audited financial statements of SoCalGas be included in its Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the U.S. Securities and Exchange Commission.

BOARD OF DIRECTORS

Kevin C. Sagara, Chair
Scott D. Drury
Lisa Larroque Alexander
Karen L. Sedgwick

SHARE OWNERSHIP
All of the outstanding shares of SoCalGas’ common stock are owned by PE and all of the outstanding shares of PE’s common stock are owned by Sempra. None of the directors or officers of SoCalGas owns any shares of SoCalGas’ preferred stock, and SoCalGas is unaware of any person, other than PE, who beneficially owns more than 5% of its outstanding shares of preferred stock.
The following table shows the number of shares of Sempra common stock beneficially owned as of April 5, 2022, by each director of SoCalGas, by each executive officer of SoCalGas named in the executive compensation tables in this Information Statement (named executive officers), and by all directors and executive officers of SoCalGas as a group. The shares of common stock beneficially owned by each of our directors and named executive officers and by our directors and executive officers as a group in each case total less than 1% of Sempra’s outstanding shares of common stock. In calculating these percentages, shares under the heading “Phantom Shares” are not included because these phantom shares (i) cannot be voted and (ii) may be settled only for cash. In addition, in calculating these percentages we used the 315,773,253 shares of Sempra common stock outstanding as of April 5, 2022.

Name	Beneficial Holdings(A)	Shares Subject to Exercisable Options(B)	Total Without Phantom Shares	Phantom Shares(C)	Total Including Phantom Shares
Maryam S. Brown	—	—	—	2,042	2,042
Jimmie I. Cho	6,944	—	6,944	8	6,952
Mia L. DeMontigny	2,041	—	2,041	—	2,041
Scott D. Drury	3,583	—	3,583	1,218	4,801
Lisa Larroque Alexander	129	—	129	—	129
Kevin C. Sagara	8,700	11,176	19,876	13,804	33,680
Karen L. Sedgwick	15,448	—	15,448	—	15,448
Jeffery L. Walker	3,830	—	3,830	1,041	4,871
Directors and Executive Officers as a Group (9 persons)	43,786	11,176	54,962	18,267	73,229
(A)None of our directors or executive officers beneficially owned shares of Sempra’s 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C, as of April 5, 2022; therefore, no such shares are shown in this table.
(B)Shares that may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days after April 5, 2022.
(C)Phantom shares represent deferred compensation deemed invested in shares of Sempra common stock. These phantom shares track the performance of Sempra common stock but cannot be voted and may only be settled for cash. All phantom shares are either fully vested or will vest within 60 days after April 5, 2022.

Based on a review of filings made under Section 13(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act), as of December 31, 2021, the persons or entities known by us to be a beneficial owner of more than 5% of Sempra common stock were as follows:

Name and Address of Beneficial Owner	Shares of Sempra Common Stock	Percent of Class(F)

BlackRock, Inc.(A) 55 East 52nd Street New York, NY 10055	29,524,516	9.3%
The Vanguard Group(B) 100 Vanguard Blvd. Malvern, PA 19355	27,348,804	8.7%
Capital International Investors, division of Capital Research and Management Company(C) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	19,663,365	6.2%
T. Rowe Price Associates, Inc.(D) 100 E. Pratt Street Baltimore, MD 21202	19,235,734	6.1%
State Street Corporation(E) State Street Financial Center 1 Lincoln Street Boston, MA 02111	17,724,761	5.6%
(A)The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2022 reflecting shares of our common stock beneficially owned as of December 31, 2021 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 25,173,203 shares and sole dispositive power with respect to 29,524,516 shares.
(B)The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2022 reflecting shares of our common stock beneficially owned as of December 31, 2021 (the Vanguard 13G/A). According to the Vanguard 13G/A, includes shared voting power with respect to 642,141 shares, sole dispositive power with respect to 25,900,866 shares and shared dispositive power with respect to 1,447,938 shares.
(C)The information regarding Capital International Investors, a division of Capital Research and Management Company, as well as certain of its investment management subsidiaries and affiliates (Capital), is based solely on a Schedule 13G/A filed by Capital with the SEC on February 11, 2022 reflecting shares of our common stock beneficially owned as of December 31, 2021 (the Capital 13G/A). According to the Capital 13G/A, includes sole voting power with respect to 19,605,052 shares of our common stock and sole dispositive power with respect to 19,663,365 shares.
(D)The information regarding T. Rowe Price Associates, Inc. is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2022 reflecting shares of our common stock beneficially owned as of December 31, 2021 (the TRP 13G/A). According to the TRP 13G/A, includes sole voting power with respect to 9,772,132 shares and sole dispositive power with respect to 19,235,734 shares.
(E)The information regarding State Street Corporation is based solely on a Schedule 13G/A filed by State Street Corporation with the SEC on February 14, 2022 reflecting shares of our common stock beneficially owned as of December 31, 2021 (the State Street 13G/A). According to the State Street 13G/A, includes shared voting power with respect to 15,750,642 shares and shared dispositive power with respect to 17,723,061 shares.
(F)The percentages are calculated based on (i) the number of shares of our common stock reflected as being beneficially owned by each beneficial owner in its filing made under Section 13(g) of the Exchange Act as described in the other footnotes to this table, and (ii) 315,773,253 shares of our common stock outstanding as of April 5, 2022.

ELECTION OF DIRECTORS
At the Annual Shareholders Meeting, four directors will be elected to hold office until the next annual shareholders meeting and until their respective successors have been elected and qualified or until their earlier resignation or removal. The four director candidates receiving the highest number of affirmative votes will be elected as directors of the company. Abstentions and votes against any director, if any, will have no effect on the outcome of the election of directors (but if you indicate “ABSTAIN” on any or all nominees, your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof).
The following sets forth information, as of the mailing date of this Information Statement, regarding the director candidates for election at the Annual Shareholders Meeting. This information includes biographical information, business experience and service on other public company boards. In addition, we discuss below the specific experience, qualifications, attributes and skills that make each director candidate a well-qualified and valuable board member.

Scott D. Drury, 57, became CEO and a director of SoCalGas in August 2020. From January 2017 to July 2020, he served as President of SDG&E. Mr. Drury was SDG&E’s Chief Energy Supply Officer from 2015 to 2016 and was SDG&E’s Vice President, Diversity and Inclusion from 2011 to 2015. Prior to that, he held several other senior-level positions during his more than 35-year tenure with the Sempra family of companies.
Mr. Drury has served our company and its affiliates in a broad range of management roles. His extensive and comprehensive management experience makes him a valuable member of our board.

Lisa Larroque Alexander, 48, became a director of SoCalGas in March 2019. She has been Senior Vice President, Corporate Affairs and Chief Sustainability Officer of Sempra since April 2020. Before that, Ms. Larroque Alexander served as Vice President–Corporate Communications and Sustainability of Sempra from May 2018 to April 2020, Vice President–Customer Solutions, Communications and Environmental Strategy of SoCalGas from April 2018 to May 2018, Vice President–Customer Solutions and Communications of SoCalGas from May 2016 to April 2018, and in several other positions since joining SoCalGas in 2011. Previously, Ms. Larroque Alexander was a management consultant to the energy and utilities sector, and prior to that, held leadership positions in strategy, marketing and consulting.
Ms. Larroque Alexander has served our company and its affiliates in a broad range of roles and her extensive experience and in-depth understanding of the company’s business make her a valuable member of our board.

Karen L. Sedgwick, 55, became a director of SoCalGas in March 2021. She has been Chief Administrative Officer and Chief Human Resources Officer of Sempra since December 2021 and September 2020, respectively, and also served as Senior Vice President of Sempra from September 2020 to December 2021. She served as Chief Administrative Officer and Chief Human Resources Officer of SDG&E from April 2019 to September 2020 and Vice President and Treasurer of Sempra from August 2018 to April 2019. Prior to that, she served as Vice President–Audit Services of Sempra from January 2014 to August 2018 and in a variety of other senior roles during her 30-year tenure with the Sempra family of companies.
Ms. Sedgwick’s deep experience in operational, financial and audit services roles, as well as administrative and human resources functions and other roles with the Sempra family of companies, makes her a valuable member of our board.

Kevin C. Sagara, 60, became a director and non-executive Chairman of SoCalGas in June 2020. He has been Executive Vice President and Group President of Sempra since June 2020. Prior to that, he was executive Chairman and CEO of SDG&E from September 2018 to June 2020. Mr. Sagara served as President of Sempra Renewables, LLC from October 2013 to September 2018, and has held other senior-level positions during his more than 25-year tenure with the Sempra family of companies. Mr. Sagara has served as a director of SDG&E since September 2018 and as non-executive Chairman of SDG&E since June 2020.
Mr. Sagara has served the Sempra family of companies in a broad range of management roles. His extensive and comprehensive management and transactional experience makes him a valuable member of our board.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
What information is provided in this section of the Information Statement?
In this Compensation Discussion and Analysis, we:
•Outline our compensation philosophy and program goals
•Discuss how the SoCalGas Board of Directors determines executive pay
•Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits
•Describe the rationale for each element of executive pay in the context of our compensation philosophy and program goals
Who are the named executive officers?
This Compensation Discussion and Analysis focuses on the compensation of the following individuals, who we collectively refer to as our named executive officers:

Named Executive Officer	Title
Scott D. Drury	Chief Executive Officer
Maryam S. Brown	President
Jimmie I. Cho	Chief Operating Officer
Mia L. DeMontigny	Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer
Jeffery L. Walker	Senior Vice President and Chief Administrative and Diversity Officer
Table 1
What is our executive compensation philosophy and what are the goals of our executive compensation program?
Our Board of Directors sets the company’s executive pay philosophy, which emphasizes:
•Performance-based incentives aligned with shareholder value creation
•Alignment of pay with short-term and long-term company performance
•Balance between short-term and long-term incentives
•More pay tied to performance at higher levels of responsibility
Our executive compensation program goals include:
•Aligning executive compensation with the interests of shareholders and other stakeholders
•Linking executive compensation to both annual and long-term business and individual performance
•Motivating executives to achieve superior performance
•Attracting and retaining executives with outstanding ability and experience who demonstrate high standards of integrity and ethics
Elements of our 2021 executive pay program that exemplify our pay-for-performance philosophy and goals include:
•More than 70% of our CEO’s total target pay is in “at-risk” compensation in the form of a performance-based annual bonus and long-term equity-based incentives
•Performance measures for the performance-based annual bonus are directly linked to the financial and operational performance of SoCalGas and Sempra
•Long-term incentive compensation is primarily delivered through performance-based restricted stock units. The performance measures for the annual performance-based restricted stock unit awards are based on Sempra’s relative total shareholder return (TSR) and earnings per common share (EPS) growth

We believe this compensation philosophy helps us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.
What compensation governance measures are in place?
Our compensation practices, which are highlighted below, reflect our pay-for-performance philosophy and goals and our commitment to sound corporate governance.
What We Do:
•We use multiple performance measures in our annual and long-term incentive plans to link pay to performance and shareholder interests
•Our performance-based annual bonuses are based on performance measures related to safety and safety management systems, customer service and other stakeholder goals, as well as Sempra’s and SoCalGas’ earnings
•We use Sempra’s relative TSR and Sempra’s EPS growth as the primary performance measures for long-term equity-based incentives
•We review external market data when making compensation decisions
•An independent advisor has conducted a risk assessment of our executive compensation program
•Our clawback policy requires the forfeiture, recovery or reimbursement of incentive plan awards or compensation as required by applicable law or any policy implemented or maintained by the company pursuant to New York Stock Exchange (NYSE) rules (or any applicable rules or requirements of a national securities exchange or national securities association on which any securities of the company are listed), and compensation may be recouped if the company determines that the results on which the compensation was paid were not actually achieved, or in certain instances of an employee’s fraudulent or intentional misconduct
•Officers are subject to share ownership guidelines ranging from three times base pay for SoCalGas’ CEO, President, and Chief Operating Officer to one times base pay for SoCalGas’ Chief Financial Officer, Controller, senior vice presidents and vice presidents
•Executive perquisites constitute a small portion of our total executive rewards program
•Both the Sempra Energy 2013 Long-Term Incentive Plan and the Sempra Energy 2019 Long-Term Incentive Plan (each, an LTIP), in which SoCalGas employees participate, include “double trigger” equity vesting upon a change in control of Sempra (see “Severance and Change in Control Arrangements” below for additional information)
What We Don’t Do:
•Long-term incentive plan awards are granted from a Sempra shareholder-approved plan that prohibits stock option repricing and cash buyouts without shareholder approval
•All employees and directors are prohibited from engaging in any hedging transaction with respect to any Sempra or SoCalGas equity securities, and all officers and directors are prohibited from pledging Sempra common stock
•No excise tax gross-ups are provided for in our named executive officers’ severance or equity award agreements, and no named executive officers received any excise tax gross-ups in 2021
•No “single trigger” cash severance benefits are provided upon a change in control (see “Severance and Change in Control Arrangements” below for additional information)
•None of the named executive officers has an employment contract
•None of the named executive officers receives uncapped incentives
•No executive officer, including SoCalGas’ CEO, participates in decisions regarding his or her own compensation
DETERMINING EXECUTIVE PAY
How is external market data used in determining pay?
External pay data is used to help align executive compensation levels with the labor market. The SoCalGas Board of Directors views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries, and recognizes that this labor market varies by position. The board reviews general industry and utility industry market pay data from multiple surveys. Information about specific surveys or specific companies in the survey data is not provided to the board.
What is the role of internal equity in determining pay?
Internal pay equity principles are used to determine the compensation for positions that are unique or difficult to compare to market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance, especially where precise external data is not available.
What is SoCalGas management’s role in determining pay?
SoCalGas’ CEO is a member of the Board of Directors and, as such, he attends each SoCalGas board meeting. Our human resources department assists the board by preparing compensation information and analyses for its consideration. Our accounting, finance and law departments also support the board with respect to compensation-related matters as needed. The board members generally receive presentation materials in advance of board meetings.
Our executive officers do not determine or approve any element or component of their own compensation, nor are they present during the board’s deliberations regarding their own compensation. This includes base salary, performance-based annual bonus, long-term equity-based incentives and all other aspects of compensation. The board seeks our CEO’s views on the performance of our other executive officers, and he makes pay recommendations for these officers.
Are the results of the most recent shareholder advisory vote on executive compensation considered in determining executive pay?
Our shareholders presently have the opportunity to cast an advisory vote on our executive compensation, or a “say-on-pay” vote, once every three years at our annual shareholders meetings. At the 2020 annual meeting of our shareholders, which was the last time a say-on-pay vote occurred, the say-on-pay proposal received approval from every share that was voted on the proposal at the meeting. In light of our shareholder base, particularly PE’s ownership of the vast majority of our outstanding shares, our Board of Directors has not considered the results of this vote in determining executive compensation policies or executive pay.
MANAGING RISK IN COMPENSATION PLANS
How does the SoCalGas Board of Directors seek to mitigate risk in the company’s executive compensation program?
The SoCalGas Board of Directors seeks to mitigate risk in our executive compensation program by balancing short-term and long-term incentives and linking a higher proportion of total compensation to long-term incentives. Risk is also managed through incentive plan design and the selection of performance measures.
Our compensation risk management is further strengthened by our clawback policy, which applies to short-term and long-term incentive plans and is included in executive and non-executive award agreements, our anti-hedging and pledging policies and our executive share ownership guidelines, each of which is discussed in further detail elsewhere in this Compensation Discussion and Analysis.
An independent consultant, Exequity, conducted a risk assessment of our 2021 compensation programs. Exequity’s findings concluded that our compensation programs do not create risks that are likely to have a material adverse impact on the company.
What are some of the risk mitigation features in the company’s executive compensation programs?
Specific examples of safeguards and risk mitigation features found in our executive compensation programs are listed below.

Our 2021 long-term equity-based incentives include the following risk mitigation features:
•Using a balanced mix of multiple types of awards and performance measures, consisting of a market-based performance measure (Sempra’s relative TSR), a financial performance measure (Sempra’s long-term EPS growth) and a service-based measure (service-based restricted stock units)
•Measuring Sempra’s TSR against the S&P 500 Index and the S&P 500 Utilities Index(1) rather than against peer groups selected by Sempra, which helps ensure less subjectivity in the determination of the peer groups
•Using multi-year performance periods to promote a longer-term performance horizon
•Providing zero payouts for performance-based awards if performance is below the 25th percentile threshold level
•Limiting the maximum payout level for performance-based restricted stock unit awards to 200% of the target number of units (including reinvested dividend equivalents)
Our 2021 performance-based annual bonuses include the following risk mitigation features:
•Using a payout scale that begins at zero for threshold performance (in contrast, many companies pay 25% or 50% for threshold performance)
•Limiting the payout at the maximum performance level to 200% of target
•Using company financial performance measures that are based on the earnings reported in our financial statements, with certain adjustments that are limited and predefined and the potential for others related to unplanned or unforeseen items, all of which are made only after thoughtful consideration
•Incorporating performance measures important to our business operations, including safety and safety management systems and customer service and other stakeholder goals, in addition to the company financial performance measures
•Providing the SoCalGas Board of Directors with discretion over certain incentive plan payouts
PAY MIX
What is “pay mix”?
Pay mix is the relative value of a named executive officer’s total direct pay opportunity for each of the three components of total direct compensation at target company performance. Figure 1 shows the 2021 pay mix for our CEO.

CEO Pay Mix at Target
Figure 1
Note: Based on the CEO’s annual base salary as of December 31, 2021, 2021 target performance-based annual bonus and target grant date value of the 2021 annual LTIP award.

(1)     For purposes of long-term equity-based incentive awards, all references to the S&P 500 Utilities Index refer to the companies consulting the S&P 500 Utilities Index, excluding water companies.

Why is pay mix important?
Our pay mix is designed to align the interests of executives with the interests of shareholders and other stakeholders by providing a greater proportion of target annual compensation through performance-based annual bonuses and long-term equity-based incentives rather than base salary. This means that most pay is intended to be variable and increase or decrease based on company performance. As shown in Figure 1, more than half of Mr. Drury’s total target direct pay opportunity in 2021 was in the form of long-term equity-based incentives and more than 70% was in the form of at-risk variable incentive pay.
Actual pay mix may vary substantially from target pay mix. This may occur as a result of company performance, which greatly affects annual bonuses and payout percentages for EPS-growth based LTIP awards, and Sempra common stock performance, which significantly impacts payout percentages for TSR-based LTIP awards and the ultimate value realized for all stock-based awards.
Figure 2 shows the percentage of each component of the total 2021 direct pay opportunity as of December 31, 2021 at target company performance for each of our named executive officers.

Components of Total Target Direct Compensation
Figure 2
Note: Based on annual base salary and target performance-based annual bonus as of December 31, 2021 and the target grant date value of the 2021 annual LTIP award for each named executive officer.
COMPENSATION COMPONENTS
What are the primary components of SoCalGas’ executive compensation program?
The primary components of our executive compensation program, which also comprise the three components of each named executive officer’s total direct compensation, are:
•Base salaries
•Performance-based annual bonuses
•Long-term equity-based incentive awards granted by Sempra
Additional benefits include participation in health and welfare programs and retirement and savings plans, as well as personal benefits and severance pay agreements.
All of our named executive officers generally participate in the same compensation program. However, compensation levels for named executive officers vary substantially based on the roles and responsibilities of the individual officers.

1.    Base Salaries
What is the role of base salaries in SoCalGas’ executive compensation program, and how are base salaries determined and reviewed?
Our executive compensation program emphasizes performance-based pay. This includes annual cash bonuses and long-term equity-based incentives. However, base salaries remain a common and necessary element of compensation for attracting and retaining outstanding employees at all levels.
The SoCalGas Board of Directors annually reviews base salaries for executive officers. The board considers the following factors, among others, in its review:

•Market salary data from multiple surveys •Individual contributions and performance •Labor market conditions •Complexity of roles and responsibilities •Succession planning	•Retention needs •Reporting relationships •Internal pay equity •Experience
Base salaries also may be reviewed and adjusted during the year (between annual reviews) for various reasons, including in the event of promotions or other job title changes, modifications to reporting relationships or job functions, or changes to any of the factors described above or other circumstances considered relevant.
What base salary adjustments were made in 2021?
In January 2021, Mr. Drury and Ms. DeMontigny received salary increases of 5.0% and Ms. Brown and Mr. Cho received salary increases of 3.5%. Ms. DeMontigny received an additional 3.0% increase in August 2021 in connection with the expansion of her role to include additional responsibilities. Mr. Walker, who received a salary increase when he was promoted in November 2020, did not receive a 2021 salary increase.
2.    Performance-Based Annual Bonuses
How are potential bonus opportunities determined?
Each year the SoCalGas Board of Directors establishes performance measures and dollar guidelines for performance-based cash bonus payments under the SoCalGas Executive Incentive Compensation Plan (the EICP). Consistent with our pay-for-performance philosophy, the performance measures do not provide for any bonus payment unless the company surpasses the threshold (minimum) performance level for the year. Bonus opportunities increase from zero for performance at the threshold level to 200% of target for performance at the maximum level.
The board may apply discretion in determining awards, including determining the results of performance measures and taking into consideration the contributions of each named executive officer or other factors it deems relevant.
What were the potential bonus opportunities for each named executive officer for 2021 performance?
Potential bonus opportunities at threshold, target and maximum company performance as of December 31, 2021 are expressed as a percentage of each named executive officer’s base salary as of December 31, 2021 below.

Named Executive Officer	Threshold	Target	Maximum
Scott D. Drury	0%	70%	140%
Maryam S. Brown	0%	60%	120%
Jimmie I. Cho	0%	60%	120%
Mia L. DeMontigny(1)	0%	50%	100%
Jeffery L. Walker	0%	50%	100%
Table 2
(1)Ms. DeMontigny’s payout was prorated to reflect the August 21, 2021 increase in her target from 45% to 50% of base salary. See Table 6 below.

What were the 2021 annual bonus performance goals for the named executive officers?
The 2021 performance measures for the SoCalGas EICP consisted of (i) safety measures and measures related to safety management systems, (ii) customer service and other stakeholder-focused measures, and (iii) SoCalGas and Sempra earnings adjusted for EICP purposes (EICP Earnings). The relative weights of these measures as a percentage of the overall target were 60%, 13% and 27%, respectively.
How were the 2021 EICP earnings goals determined?
The SoCalGas EICP Earnings target of $652 million was based on SoCalGas’ financial plan with certain adjustments for incentive plan purposes. Targets for the operational measures were based on safety, customer service and other stakeholder-focused goals.
EICP Earnings for SoCalGas and Sempra may be higher or lower than earnings reported in the companies’ financial statements due to certain predefined adjustments.
Consistent with the approach taken in prior years, it was determined at the beginning of the year that the calculation of SoCalGas earnings and Sempra earnings for EICP purposes would be adjusted as shown below. In addition, the SoCalGas Board of Directors has, but did not use, discretion to adjust earnings for other unplanned or unforeseen items that may occur during the course of the year.
•Exclude the impact of any unplanned changes in tax laws or regulations and accounting rule changes
•Exclude certain nonrecurring items at the discretion of the Compensation and Talent Development Committee of the Sempra Board of Directors, provided that such items that do not have a material adverse impact on Sempra’s common stock price, also as determined by the Compensation and Talent Development Committee. Such items would include but not be limited to:
•the pro forma earnings impact of any acquisition or divestiture to the extent the earnings impact of such acquisition or divestiture or related transaction and integration cost is not included in the EICP Earnings target
•nonrecurring gains or losses related to RBS Sempra Commodities, which was sold in 2010 (does not apply directly to SoCalGas)
•Exclude the variance from plan of the foreign exchange gains or losses, net of inflation, including any associated cost of hedging (does not apply directly to SoCalGas)
•Exclude mark-to-market gains or losses
•Exclude gains or losses related to legacy litigation matters
•Exclude the variance from plan of impacts associated with the Sempra Infrastructure Partners transactions and the Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) tender offers (does not apply directly to SoCalGas)
•Exclude 90% of any gains or losses related to asset sales and impairments in connection with a sale to the extent the earnings impact of such item is not included in the EICP Earnings target
•Exclude items that are required to be excluded from annual bonus compensation under the SDG&E and/or SoCalGas General Rate Case decisions
•Exclude any earnings impact associated with the decommissioning of the San Onofre Nuclear Generating Station (does not apply directly to SoCalGas)
•Exclude the variance from plan of the liability insurance expense not recoverable through balancing accounts
•Exclude variance from plan of any impairments of the California Assembly Bill 1054 Wildfire Fund (does not apply directly to SoCalGas)
•Exclude one-time nonqualified pension settlement charges and LTIP tax windfall or shortfall to the extent such items are not included in the EICP Earnings target
•Limit impact of rabbi trust results (net of deferred compensation) to +/-5% (percentage points) of the EICP Earnings result as calculated without such gains or losses (does not apply directly to SoCalGas)
•Exclude the impact of authorized decisions of the SoCalGas Board of Directors that could impact earnings including, but not limited to, issuing debt or preferred stock securities exceeding planned amounts to fund dividends, legal settlements or other strategic expenses approved by the board (does not apply to Sempra)
•At the discretion of the SoCalGas Board of Directors, exclude the after-tax effect of the difference between the actual and planned intercompany allocations from Sempra and SDG&E for shared services charges, including performance-based annual bonus allocations (does not apply to Sempra)

What were the performance results for the 2021 Executive Incentive Compensation Plan?
Overall company performance on the 2021 SoCalGas EICP performance measures was at 199% of target performance. Details of the plan metrics and results are provided below.

2021 SoCalGas Executive Incentive Compensation Plan Performance Measures		Performance Goals(1)				% of Target Achieved
	Weight	Threshold	Target	Maximum	Actual
Financial:
SoCalGas EICP Earnings	20%	$625	$652	$675	$719	200%
Sempra EICP Earnings	7%	$2,226	$2,368	$2,510	$2,558	200%
Subtotal: Financial	27%					200%
Safety Management Systems
Employee Safety—Lost Time Incident (LTI) Rate	6%	0.90	0.86	0.81	0.70	200%
Employee Safety—Environmental and Safety Compliance Management Program (ESCMP) Corrective Action Completion Percentage	6%	95%		100%	100%	200%
Employee Safety—Defensive Driving Training Completion Rate	6%	90%	95%	100%	100%	199%
Customer, Public & System Safety A1 Order Response Time	6%	92.0%	92.4%	92.6%	93.2%	200%
Customer, Public & System Safety—Damage Prevention: Damages per USA Ticket Rate	6%	2.99	2.85	2.71	2.35	200%
Customer, Public & System Safety—Gas System Methane Emissions Reductions–Percent of planned High-Pressure Blowdown Events Releasing Less Than or Equal to 2.5 Million Cubic Feet	6%	75%	80%	85%	94%	200%
Customer, Public & System Safety—Pipeline Miles Remediated	6%	15	25	65	82	200%
Customer, Public & System Safety—Distribution Integrity Management Program–Miles of Vintage Mains and Services Replaced	6%	98	108	118	139	200%
Customer, Public & System Safety—Storage Integrity Management Program (SIMP)—Number of Wells Inspected or Remediated under SIMP or Permanently Plugged and Abandoned	6%	43	46	49 or RMP(2) Approval	69	200%
Customer, Public & System Safety—Age of Code Three Steel Leak Inventory	6%	28 Months	26 Months	24 Months	24 Months	200%
Subtotal: Safety Management Systems	60%					200%
Customer Service & Other Stakeholders
Advancement of Hydrogen Business Strategy and Projects	3%	1 Project	2 Projects	3 Projects	3 Projects	200%
Progress toward 2022 Renewable Natural Gas Goal of 5%	2%	3.0-3.5%	3.6-4.0%	4.1-4.5%	4.2%	200%
Customer Insight Study (Public Opinion)	2%	79.2%	81.3%	83.4%	82.5%	157%
Purchasing-Supplier Diversity	2%	35%	38%	42%	42%	200%
Executive Diversity, Equity & Inclusion Action Plan – Purchasing-African American Supplier Action Plan – Philanthropy-Community Investment Action Plan – People-Leadership, Recruiting, Hiring, Development and Advancement Action Plan	2%	4 Action Items	5 Action Items	6 Action Items	8 Action Items	200%
New Business Customer Experience: Payout % based on average of (1) and (2) below:	2%					200%
(1) Gas Distribution On-Time Performance		80%	85%	90%	92%
(2) Customer Contact Center Set Desk Level of Service		60%	65%	70%	73%
Subtotal: Customer Service & Other Stakeholders	13%					178%
Total	100%					199%
Table 3
(1)At threshold performance, there is no payout. The scale for total payout and for all performance measures ranges from 0% for threshold performance to 200% for maximum performance, with target performance paying out at 100%
(2)Risk Management Plan.

What adjustments were applied to GAAP(1) earnings (losses) to determine EICP Earnings?
Reconciliations of 2021 SoCalGas and Sempra GAAP losses or earnings, as applicable, to EICP Earnings are provided below.

SoCalGas Earnings (Dollars in Millions)	Reconciliation
GAAP Losses	$(427)
Predefined Adjustments:
Exclude legacy litigation costs	1,148
Exclude differences between actual and planned intercompany allocations for shared services charges from Sempra and SDG&E	(2)
EICP Earnings	$719
Table 4

Sempra Earnings (Dollars in Millions)	Reconciliation
GAAP Earnings	$1,254
Predefined Adjustments:
Exclude gains or losses related to legacy litigation matters	1,137
Exclude variance from plan of the Sempra Infrastructure Partners transactions and the IEnova tender offers	147
Exclude nonrecurring gains or losses related to the PXiSE divestiture and adjustments to investment in RBS Sempra Commodities, which was sold	(47)
Exclude variance from plan of foreign exchange gains or losses, unrealized mark-to-market gains/losses on certain derivatives at Sempra Infrastructure, and unplanned rabbi trust investment returns (related to nonqualified pension and deferred compensation) in excess of specified limits	69
Exclude one-time nonqualified pension settlement charges and LTIP tax windfall to the extent not included in the plan	(4)
Exclude variance to plan of any impairments of the California Assembly Bill 1054 Wildfire Fund	2
EICP Earnings	$2,558
Table 5
What were the Executive Incentive Compensation Plan payouts to the named executive officers for 2021 performance?
As shown above, the overall performance results for annual bonus purposes were 199% of target under the EICP. Based on this performance and its consideration of the contributions of each named executive officer in 2021, the SoCalGas Board of Directors approved the payment of the annual bonuses shown in Table 6.

(1)     GAAP means generally accepted accounting principles in the United States of America.

Named Executive Officer	Bonus
Scott D. Drury	$878,000
Maryam S. Brown	$530,200
Jimmie I. Cho	$530,200
Mia L. DeMontigny(1)	$312,300
Jeffery L. Walker	$308,600
Table 6
(1)Reflects the proration of Ms. DeMontigny’s award between her pre-promotion target of 45% and her post-promotion target of 50%.
3.    Long-Term Equity-Based Incentives
How much of each named executive officer’s total target compensation package is from long-term equity-based incentives, and who grants these incentives?
Long-term equity-based incentives are a large component of each named executive officer’s total target direct compensation package. See Figure 2 for these percentages. Long-term equity-based incentives are granted to our executives by the Compensation and Talent Development Committee of the Sempra Board of Directors based on the recommendations of the SoCalGas Board of Directors.
What type of equity is granted?
In accordance with our pay-for-performance philosophy, two-thirds of the 2021 annual LTIP award for each of our named executive officers was in the form of performance-based restricted stock units. The remaining one-third was in the form of service-based restricted stock units. The 2021 performance-based restricted stock units are subject to vesting at the end of three years and the service-based restricted stock units vest ratably over three years.
Why is this type of equity used?
This equity award structure was approved after considering many variables, including alignment with shareholder interests, retention, plan expense, share usage, market trends and feedback from Sempra’s shareholder outreach.
What are the general practices with respect to equity award grants?
Typically, each named executive officer receives one LTIP award annually, divided into three components as described below. In granting the 2021 annual awards:
•A target dollar value (based on a percentage of base salary) and other terms were specified for each named executive officer’s award; and
•The number of shares underlying the award was calculated based on the specified target dollar value, as opposed to a fixed number of shares. This approach allows maintenance of the pay mix the board believes to be optimal, as described above.
On the grant date, we calculated the precise number of shares underlying the award to be granted to each named executive officer by dividing the target dollar value of each named executive officer’s award by the grant date closing price of Sempra common stock. These target grant values are presented in Table 7 below and differ from the value reported in “Compensation Tables—Summary Compensation Table” and “Compensation Tables—Grants of Plan-Based Awards” with respect to awards based on relative TSR, which are reported in those compensation tables based on a Monte Carlo valuation that is used to calculate the grant date fair value.
Are other equity awards granted in addition to the annual LTIP awards?
In addition to the annual LTIP awards, special equity awards also may be granted with the approval of the Compensation and Talent Development Committee of the Sempra Board of Directors based on the recommendation of the SoCalGas Board of Directors. Special equity awards may be granted upon the hiring or promotion of named executive officers or, in limited circumstances, to reward extraordinary performance or promote retention. None of the named executive officers received special equity awards in 2021.
What were the target values for the 2021 annual LTIP awards?
Table 7 illustrates the target values for the 2021 annual LTIP awards.

Named Executive Officer	Target Value of 2021 Annual LTIP Award
Scott D. Drury	$1,197,000
Maryam S. Brown	$710,080
Jimmie I. Cho	$710,080
Mia L. DeMontigny	$260,320
Jeffery L. Walker	$372,000
Table 7
The actual amounts realized by equity award recipients will depend on future stock price performance and EPS performance and the degree to which these performance measures are achieved. The amounts ultimately realized will not necessarily align with the target values at grant.
What were the performance goals for the 2021 performance-based restricted stock units?
The 2021 annual LTIP awards included two Sempra performance measures—relative TSR and EPS growth, each weighted at one-third of the total target award value. The portion of the award linked to Sempra’s relative TSR is equally weighted between Sempra’s TSR relative to the S&P 500 Utilities Index and Sempra’s TSR relative to the S&P 500 Index.
1.    Relative TSR
Each performance-based restricted stock unit represents the right to receive between zero and two shares of Sempra common stock based on Sempra’s three-year cumulative TSR compared to the S&P 500 Utilities Index or the S&P 500 Index, as applicable.
If Sempra’s performance is at the target performance level (the 50th percentile of the applicable index), participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the target performance level. Participants earn a partial share for performance between the threshold and target and target and maximum performance levels, as shown below. No shares are earned for performance below the 25th percentile of the applicable index.

Cumulative TSR Percentile Rank vs. S&P 500 Utilities Index or S&P 500 Index (Measured Independently in Separate Award Components)	Sempra Common Stock Shares Received for Each Restricted Stock Unit(1)
90th Percentile or higher (Maximum)	2.0
70th Percentile	1.5
50th Percentile (Target)	1.0
40th Percentile	0.7
30th Percentile	0.4
25th Percentile (Threshold)	0.25
Below 25th Percentile	0.0
Table 8
(1)Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.
Note: If performance falls between the tiers shown in Table 8, the payout is calculated using linear interpolation.

2.    EPS Growth
The 2021 annual LTIP awards also included a performance-based restricted stock unit award linked to relative EPS growth. The award measures the compound annual growth rate (CAGR) of Sempra’s EPS for the three-year period ending on December 31, 2023. The payout scale is based on the December 31, 2020 analyst consensus three-year EPS growth estimates for S&P 500 Utilities Index companies. The target payout level is based on the 50th percentile of the analyst consensus estimates and the threshold and maximum payout levels are based on the 25th and 90th percentiles, respectively. The awards include a provision that excludes the impact of share buybacks not contemplated in the financial plans publicly communicated prior to the grant date of the awards.
If Sempra’s EPS CAGR is at the 50th percentile of the analyst consensus estimates for the S&P 500 Utilities Index, participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the 50th percentile. Participants earn a partial share for performance between the 25th and 50th percentiles and the 50th and 90th percentiles of the analyst consensus estimates, as shown below. No shares are earned for performance below the 25th percentile of the analyst consensus estimates.

Percentile of Analyst Consensus Estimates for S&P 500 Utilities Index EPS CAGR	Sempra Common Stock Shares Received for Each Restricted Stock Unit(1)
90th Percentile or higher (7.9% or higher)	2.0
75th Percentile (6.9%)	1.5
50th Percentile (6.4%)	1.0
25th Percentile (4.2%)	0.25
Below 25th Percentile (Below 4.2%)	0.0
Table 9
(1)Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.
Note: If performance falls between the tiers shown in Table 9, the payout is calculated using linear interpolation.
For purposes of the 2021 annual LTIP awards, the calculation of EPS may, at the discretion of the Compensation and Talent Development Committee of the Sempra Board of Directors, include the same types of adjustments made to EICP Earnings, as described above under “How were the 2021 EICP earnings goals determined?”, as well as adjustments related to, among other things, other unusual or non-operating items.
What were the results for the 2019-2021 performance-based restricted stock unit award cycle?
The performance period of the 2019-2021 award cycle concluded on January 3, 2022 (for the TSR-based awards, which collectively were weighted at 50% of the award value) and December 31, 2021 (for the EPS growth-based awards, which were weighted at 20% of the award value).
Sempra’s 2019-2021 relative TSR was at the 38th percentile of the S&P 500 Utilities Index, resulting in vesting at 64% of target for the S&P 500 Utilities Index-based award component. Sempra’s relative TSR was at the 25.2nd percentile of the S&P 500 Index, resulting in vesting at 1.6% of target for the S&P 500 Index-based award component.
The 2019-2021 awards based on Sempra’s EPS growth vested at 200% of target based on EPS growth (as adjusted for LTIP purposes) of 17%. The table below shows the predefined adjustments to GAAP EPS used to calculate EPS growth for purposes of the 2019 annual LTIP award, as well as an additional adjustment to exclude the impact of a $500 million share buyback effected in the summer of 2020 and an additional $300 million share buyback effected in 2021. For additional information, see “Compensation Tables—Outstanding Equity Awards at Year-End” and “Compensation Tables—Option Exercises and Stock Vested” below.

Sempra EPS Growth (Diluted) for 2019-2021 Award Cycle	2018	2021
GAAP EPS	$3.42	$4.01
Excluding $500 million share buyback in 2020, $300 million share buyback in 2021 and IEnova tender offers impact(1)		0.07
Predefined Adjustments:
Acquisitions and divestitures (other than Oncor): gains and losses on sales, related impairments and costs, and related earnings impacts	0.58	0.03
Effect of changes in tax laws and regulations, exclusion of legacy litigation matters, and impairment of the Assembly Bill 1054 California Wildfire Fund	0.46	3.64
Costs related to RBS Sempra Commodities, which was sold	0.25	(0.16)
Foreign exchange gains or losses, unrealized mark-to-market gains/losses on certain derivatives at Sempra Infrastructure, certain unplanned items related to nonqualified pension and deferred compensation, nonqualified pension settlement costs and interest cost of accelerated share repurchase financing	0.16	0.21
EPS for 2019-2021 LTIP Award Cycle Purposes	$4.87	$7.80
EPS Growth for 2019-2021 LTIP Award Cycle Purposes		17%
Table 10
(1)    The impact of the share buybacks, which were not contemplated in our financial plans publicly communicated prior to the grant date of the award, is excluded pursuant to the terms of the award. The impact of the 2021 share buyback is weighted for the portion of the year that the shares were not outstanding. The impact of the IEnova tender offers also is excluded.
4.    Benefit Plans
Are the named executive officers eligible to participate in other benefit plans?
Our named executive officers also participate in certain benefit plans including: (1) health, life insurance and disability plans and other executive benefits; and (2) savings and retirement plans.

What are the details of the health, life insurance and disability plans and other executive benefits the named executive officers are eligible to receive?

Plan Type	Plan	Description

Health & Welfare	Basic Group Plans
Our named executive officers participate in life, disability, medical, dental and vision insurance group plans that are generally available to all employees. These are common benefits that we believe are essential to attracting a high-quality workforce.

Other Health & Welfare Benefits
Messrs. Drury and Cho participate in a long-term disability plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

Other Executive Benefits
We provide certain other benefits to our named executive officers. The level and types of these executive benefits are reviewed each year. We believe that these benefits are important in attracting and retaining executive talent. These executive benefits include financial and estate planning services, excess personal liability insurance, and programs that match charitable contributions by each named executive officer, including contributions up to a maximum amount specified for each named executive officer and certain additional programs in which all Sempra and SoCalGas employees are eligible to participate.
Messrs. Drury and Cho receive an annual executive benefit program allowance of $30,000 for Mr. Drury and $20,000 for Mr. Cho that may be used to cover out of pocket costs for health and welfare benefits as well as the cost of the financial and estate planning services and excess personal liability insurance discussed above. Any unused allowance is paid out at year-end.
None of the benefits described above includes a tax gross-up provision.
In addition, in 2021 Mr. Drury received certain relocation benefits in connection with his 2020 transfer and Mr. Cho received a $100,000 employee recognition award. See “Compensation Tables—Summary Compensation Table” below for additional information.

Table 11
What are the details of the savings and retirement plan benefits the named executive officers are eligible to receive?
All of our named executive officers may elect to participate in our savings plans, consisting of a broad-based, tax-qualified 401(k) savings plan generally available to all employees and a deferred compensation plan available to officers and certain other key management employees. Our named executive officers also participate in our pension plans, consisting of the Sempra Energy Cash Balance Plan, in which all named executive officers participate, the Sempra Energy Supplemental Executive Retirement Plan, in which Messrs. Drury and Cho participate, and the Sempra Energy Cash Balance Restoration Plan, in which Mss. Brown and DeMontigny and Mr. Walker participate. These plans are described in Tables 12 and 13 below.

Plan Type	Plan	Description

Savings Plans	Southern California Gas Company Retirement Savings Plan (401(k) Savings Plan)
Employees may contribute a portion of their eligible pay to a tax-qualified 401(k) savings plan. Contributions to the plan may be invested on a tax-deferred or after-tax basis (including a Roth option). The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.
Employees may receive company contributions of up to 4% of eligible pay. Eligible pay generally includes base salary and performance-based annual bonus, net of any amounts contributed under the deferred compensation plan. The basic company matching contribution is equal to one-half of the first 6% of the employee’s contributions. In addition, employees receive a “stretch match” equal to one-fifth of the next 5% of the employee’s contributions.
All employee contributions and related investment earnings in the 401(k) savings plan vest immediately. Employees are eligible to participate in the plan and receive company matching contributions upon hire. Company matching contributions (including related earnings) vest after one year of service.

Employee and Director Savings Plan (Deferred Compensation Plan)
Our executive officers and other key management employees also may defer up to 85% of their base salary and performance-based annual bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.
Participants can direct these deferrals into:
•Funds that mirror the investments available under our 401(k) savings plan, including a Sempra phantom stock account
•A fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or the Moody’s Corporate Bond Yield plus 1%
Deferrals of performance-based restricted stock unit awards must be directed into the Sempra phantom stock account and cannot be transferred into other investments and are paid out in shares of common stock at some time after separation of employment in accordance with the participant’s payout elections.
The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.
All employee contributions and related earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

Table 12

Plan Type	Plan	Description

Pension	Cash Balance Plan	The Cash Balance Plan is a tax-qualified pension plan generally available to all U.S.-based company employees.

	Cash Balance Restoration Plan	The Cash Balance Restoration Plan restores the benefits that would otherwise be provided under the Cash Balance Plan but for Internal Revenue Service limits applicable to tax-qualified pension plans.

Supplemental Executive Retirement Plan
Our Board of Directors and the Compensation and Talent Development Committee of the Sempra Board of Directors believe that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan, in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.
Our Supplemental Executive Retirement Plan, or SERP, provides a participating named executive officer with retirement benefits based on the executive’s:
•Final average pay(1)
•Actual years of service
•Age at retirement
SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.
The Cash Balance Plan, the Cash Balance Restoration Plan and the SERP use only base salary and performance-based annual bonuses in calculating benefits. The value of long-term incentive plan awards is not included.

Table 13
(1)Final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement.
5.    Severance and Change in Control Arrangements
Are the named executive officers eligible to receive severance benefits?
None of our executive officers has an employment agreement, but our named executive officers have severance pay agreements that include change-in-control features.
Why does the company provide severance pay agreements?
The Board of Directors believes severance pay agreements, which are a prevalent market practice, are effective in:
•Attracting executives who are leaving an existing employer
•Mitigating legal issues upon an employment separation
•Retaining talent during uncertain times
By mitigating the risks associated with potential job loss, severance pay agreements can reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations. Under the terms of our named executive officers’ severance pay agreements, payments are not required when terminations are for cause or in the event of a voluntary resignation that is not for “good reason” as described below.

What benefits do severance pay agreements provide?
The severance pay agreements provide for cash payments and the continuation of certain other benefits for a limited period when:
•The company terminates an executive’s employment for reasons other than cause, or
•The executive resigns for “good reason.”
The agreements provide for additional benefits if the termination of employment were to occur (or such termination was deemed to have occurred in cases of certain involuntary terminations in connection with or in anticipation of a change in control) within two years following a change in control of Sempra.
In order to receive some of the benefits provided for in the agreement, the executive must, upon termination, enter into a general release in favor of the company and Sempra, provide consulting services for a specified period following the date of termination if requested, and agree to abide by certain contractual confidentiality and non-solicitation obligations. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information about the terms of each named executive officer’s severance pay agreement.
What does resignation for “good reason” mean?
A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities and, following a change in control of Sempra, changes in employment location. These provisions are intended to provide safeguards against arbitrary actions that may effectively force an executive to resign.
Do the severance pay agreements provide for an excise tax gross-up to offset any taxes incurred by the executive as a result of any severance payment?
The severance pay agreements do not contain any excise tax gross-up provisions.
What happens to outstanding equity awards upon certain terminations or a change in control?
Awards granted under the Sempra Energy 2013 and 2019 Long-Term Incentive Plans are subject to the double-trigger change in control vesting provisions in these plans. This means that awards do not automatically vest upon a change in control. Rather, except under limited circumstances, vesting is only accelerated upon a termination of employment that meets certain conditions following a change in control of Sempra. In the event of a termination of employment other than in connection with a change in control, equity awards are generally forfeited to the extent they are not vested at the time of termination, subject to accelerated vesting or non-forfeiture upon termination in certain specific circumstances. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information.
SHARE OWNERSHIP GUIDELINES
Are there share ownership guidelines for officers, and what are they?
Share ownership guidelines for officers have been established to further strengthen the link between executive and shareholder interests. The guidelines set minimum levels of Sempra share ownership that our officers must achieve and maintain. For officers, the guidelines are:

Officer Level	Share Ownership Guideline
CEO, President and Chief Operating Officer	3 x base salary
Chief Financial Officer, Controller, senior vice presidents and vice presidents	1 x base salary
Table 14
For purposes of the guidelines, we include shares owned directly and through our 401(k) savings plan. We also include phantom shares of Sempra common stock into which compensation has been deferred, deferred restricted stock units that have vested, unvested service-based restricted stock units, and the in-the-money value of service-based stock options.
We expect officers to meet these guidelines within five years after hire or promotion to an officer-level position or promotion to a role with a higher share ownership guideline.
All named executive officers are in compliance with these guidelines or have additional time within which to comply with any higher level applicable to them as a result of a promotion.
ANTI-HEDGING AND PLEDGING POLICIES
What are the company’s policies with respect to hedging and pledging Sempra securities?
Pursuant to the Sempra Insider Trading and Information Confidentiality Policy, all employees, including all officers and directors of SoCalGas, are prohibited from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any equity security of Sempra, SoCalGas or any other subsidiary or entity as to which Sempra has majority ownership and control, and are also prohibited from selling “short” any securities of those companies. These prohibitions also apply to family members living in the same household as any such employee, officer or director, as well as entities directly or indirectly controlled by the employee, officer or director.
Officers and directors also are prohibited from pledging shares of Sempra common stock.
IMPACT OF REGULATORY REQUIREMENTS
What is the role of regulatory requirements, such as tax deductibility and accounting rules, on compensation decisions?
Many Internal Revenue Code provisions, SEC regulations and accounting rules affect the design of executive pay. They are taken into consideration to create and maintain plans that are intended to comply with these requirements and that our Board of Directors and the Compensation and Talent Development Committee of Sempra’s Board of Directors believe are effective and in the best interests of our company and our shareholders.
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees.” The SoCalGas Board of Directors believes that tax deductibility is one important factor in designing and evaluating our executive compensation program. Providing salary levels and other compensation that are not fully tax deductible generally is required by competitive or other circumstances and we believe that when required is in the best interests of our company and our shareholders. Accordingly, the Board of Directors may exercise judgment to provide compensation that may not be fully tax deductible by the company.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS
The Board of Directors of SoCalGas has reviewed and discussed with management of the company the Compensation Discussion and Analysis included in this Information Statement and, based on that review and discussion, authorized that it be so included.

BOARD OF DIRECTORS

Kevin C. Sagara, Chair
Scott D. Drury
Lisa Larroque Alexander
Karen L. Sedgwick

COMPENSATION TABLES
Summary Compensation Table
In the table below, we summarize the compensation for the past three years for each of our named executive officers.
2021 SUMMARY COMPENSATION TABLE

				Stock Awards(B)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(C)
	Year	Salary	Bonus(A)	Restricted Stock Units	Performance- Based Annual Cash Bonus	Pension Accruals and Above-Market Interest on Non-qualified Deferred Compensation	All Other Compensation(D)	Total
Scott D. Drury Chief Executive Officer	2021	$630,000	—	$1,255,825	$878,000	$1,571,600	$136,987	$4,472,412
	2020	$562,064	$100,000	$1,800,889	$809,300	$2,995,901	$101,425	$6,369,579

Maryam S. Brown President	2021	$443,800	—	$744,918	$530,200	$60,700	$50,403	$1,830,021
	2020	$428,700	—	$1,012,126	$496,000	$78,270	$47,857	$2,062,953
	2019	$395,027	$115,000	$776,392	$449,700	$41,007	$113,137	$1,890,263
Jimmie I. Cho Chief Operating Officer	2021	$443,800	$100,000	$744,918	$530,200	$724,696	$55,155	$2,598,769
	2020	$428,700	—	$1,212,078	$496,000	$6,571,307	$64,171	$8,772,256
	2019	$414,027	—	$793,588	$435,800	$73,356	$39,592	$1,756,363
Mia L. DeMontigny Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer	2021	$328,898	—	$273,253	$312,300	$39,668	$28,862	$982,981
	2020	$309,900	—	$482,600	$268,900	$49,413	$116,569	$1,227,382
	2019	$275,423	$45,000	$124,091	$224,400	$27,642	$36,180	$732,736
Jeffrey L. Walker Senior Vice President, Chief Administrative and Diversity Officer	2021	$310,000	—	$390,381	$308,600	$48,792	$45,035	$1,102,808

(A)Represents cash employee recognition awards paid to Mr. Cho and Mss. Brown and DeMontigny, and a cash transition bonus paid to Mr. Drury.
(B)Represents the grant date fair value of stock awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in the Annual Report but disregarding estimates of forfeitures related to service-based vesting conditions.
Stock awards consist of performance-based and service-based restricted stock units. For the performance-based restricted stock units with a performance measure based on Sempra’s TSR, a Monte Carlo valuation model is used to calculate grant date fair value. For the performance-based restricted stock units with a performance measure based on Sempra’s EPS growth (as adjusted for LTIP purposes), the amounts included in this table assume the target level of performance conditions were achieved. The maximum values for these EPS growth-based awards granted in 2021, assuming the highest level of performance conditions were achieved, would be $798,014 for Mr. Drury; $473,412 for Ms. Brown; $473,412 for Mr. Cho; $173,568 for Ms. DeMontigny; and $248,096 for Mr. Walker. For the service-based restricted stock units, the awards were valued at the fair market value of Sempra shares of common stock at the crediting date without reduction for non-transferability, and the amounts included in this table are equal to the number of shares subject to such awards multiplied by the grant date closing price of Sempra’s common stock. All performance-based and service-based restricted stock units will be settled in shares of Sempra common stock upon vesting, unless deferred in accordance with the terms of the Employee and Director Savings Plan in the case of performance-based restricted stock units, in which case they will be settled in shares of Sempra common stock following separation of service from the company.

The value actually realized by executives from stock awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares of Sempra common stock subject to the award upon vesting and sale.
For additional information regarding equity awards, see “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End” below.
(C)Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2021 amounts are:
2021 Change in Pension Value and Above-Market Interest

	Change in Accumulated Benefits(1)	Above- Market Interest	Total
Scott D. Drury	$1,546,479	$25,121	$1,571,600
Maryam S. Brown	$60,287	$413	$60,700
Jimmie I. Cho	$682,781	$41,915	$724,696
Mia L. DeMontigny	$39,668	$—	$39,668
Jeffery L. Walker	$48,159	$633	$48,792
(1)    The changes in the actuarial value of pension benefits are due to changes in pay, performance-based annual bonus plan performance (which impacts the calculation of final average earnings under the SERP as described in “Pension Benefits” below), the accrual of additional age and service and changes in actuarial assumptions such as mortality and interest rates. For additional information regarding pension benefits and deferred compensation, see “Pension Benefits” and “Nonqualified Deferred Compensation” below.
(D)    All Other Compensation amounts for 2021 are:
2021 All Other Compensation

	Company 401(k) and Deferred Compensation Plan Contributions	Insurance Premiums(1)	Other(2)	Total
Scott D. Drury	$36,230	$10,451	$90,306	$136,987
Maryam S. Brown	$37,340	$2,313	$10,750	$50,403
Jimmie I. Cho	$22,562	$11,093	$21,500	$55,155
Mia L. DeMontigny	$12,749	$2,313	$13,800	$28,862
Jeffery L. Walker	$23,272	$2,313	$19,450	$45,035
(1)    Amounts include premiums for supplemental disability benefits for Messrs. Drury and Cho and excess personal liability insurance benefits for Mss. Brown and DeMontigny and Mr. Walker. Information on these programs is provided under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans.”
(2)    Amounts consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of each named executive officer on a dollar-for-dollar basis up to an annual maximum match for such named executive officer ranging from $10,000 to $25,000; financial and estate planning services; an executive benefit program allowance of $30,000 for Mr. Drury and $20,000 for Mr. Cho; and for Mr. Drury, (i) the incremental cost to the company of commuting and other personal use of company cars and drivers and (ii) relocation-related tax gross-ups of $27,591 provided in connection with a work location transfer (these relocation benefits were consistent with the relocation benefits provided to salaried employees who relocate at the company’s request). Amounts shown do not include parking at company offices and the occasional personal use by executive officers of company property and services (including entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.
Grants of Plan-Based Awards
Our named executive officers participated in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Performance-based annual cash bonuses were provided under the EICP. Long-term equity-based incentives, consisting of Sempra performance-based and service-based restricted stock unit awards, were provided under Sempra’s 2019 Long-Term Incentive Plan.

We summarize below our 2021 grants of plan-based awards for each of our executive officers named in the 2021 Summary Compensation Table.
2021 GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus)(B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares)(C)(E)			All Other Stock Awards Number of Shares (D)(E)	Grant Date Fair Value of Stock Awards (F)
	Grant Date(A)	Authori- zation Date(A)	Threshold	Target	Maximum	Threshold	Target	Maximum
Scott D. Drury
Performance-based Restricted Stock Units (PBRSUs) based on TSR vs. S&P 500 Utilities Index	1/04/21	12/14/20				—	1,612	3,224		$216,656
PBRSU based on TSR vs. S&P 500 Index	1/04/21	12/14/20				—	1,612	3,224		$241,155
PBRSU based on EPS growth	1/04/21	12/14/20				—	3,223	6,446		$399,007
Service-based Restricted Stock Units	1/04/21	12/14/20							3,223	$399,007
Performance-Based Annual Bonus			—	$441,000	$882,000
Maryam S. Brown
PBRSU based on TSR vs. S&P 500 Utilities Index	1/04/21	12/14/20				—	956	1,912		$128,488
PBRSU based on TSR vs. S&P 500 Index	1/04/21	12/14/20				—	956	1,912		$143,018
PBRSU based on EPS growth	1/04/21	12/14/20				—	1,912	3,824		$236,706
Service-based Restricted Stock Units	1/04/21	12/14/20							1,912	$236,706
Performance-Based Annual Bonus			—	$266,300	$532,600
Jimmie I. Cho
PBRSU based on TSR vs. S&P 500 Utilities Index	1/04/21	12/14/20				—	956	1,912		$128,488
PBRSU based on TSR vs. S&P 500 Index	1/04/21	12/14/20				—	956	1,912		$143,018
PBRSU based on EPS growth	1/04/21	12/14/20				—	1,912	3,824		$236,706
Service-based Restricted Stock Units	1/04/21	12/14/20							1,912	$236,706
Performance-Based Annual Bonus			—	$266,300	$532,600
Mia L. DeMontigny
PBRSU based on TSR vs. S&P 500 Utilities Index	1/04/21	12/14/20				—	351	702		$47,175
PBRSU based on TSR vs. S&P 500 Index	1/04/21	12/14/20				—	351	702		$52,510
PBRSU based on EPS growth	1/04/21	12/14/20				—	701	1,402		$86,784
Service-based Restricted Stock Units	1/04/21	12/14/20							701	$86,784
Performance-Based Annual Bonus			—	$156,900	$313,800
Jeffery L. Walker
PBRSU based on TSR vs. S&P 500 Utilities Index	1/04/21	12/14/20				—	501	1,002		$67,335
PBRSU based on TSR vs. S&P 500 Index	1/04/21	12/14/20				—	501	1,002		$74,950
PBRSU based on EPS growth	1/04/21	12/14/20				—	1,002	2,004		$124,048
Service-based Restricted Stock Units	1/04/21	12/14/20							1,002	$124,048
Performance-Based Annual Bonus			—	$155,000	$310,000
(A)Grant and authorization dates are applicable to equity incentive awards, which consist of performance-based and service-based restricted stock units. Awards are authorized as part of annual compensation planning that is typically completed in December, at which time a dollar value and the other award terms are approved, with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. Special equity awards also may be granted at other times, including upon the hiring or promotion of executive officers, to reward extraordinary performance, or to promote retention. In accordance with the terms approved by the Compensation and Talent Development Committee of the Sempra Board of Directors, on the grant date of each award, the precise number of shares to be granted to each named executive officer was calculated using the closing price for shares of Sempra common stock on that date.

(B)Non-equity incentive plan awards consisted of performance-based annual bonuses payable under the EICP. Amounts reported in the table represent estimates at the beginning of 2021 of bonuses expected to be paid under financial and operational performance measures established by our Board of Directors. Outstanding company or individual performance may result in the payment of bonuses that exceed the target amounts. In no event will actual payouts exceed the maximum bonuses established under the plan for each executive.
The performance measures for 2021 were satisfied at levels resulting in above-target bonus payouts. These amounts are reported in the 2021 Summary Compensation Table as non-equity incentive plan compensation earned in 2021. See “Compensation Discussion and Analysis—Compensation Components—Performance-Based Annual Bonuses” for additional information.
(C)Equity incentive plan awards consisted of performance-based restricted stock units. Shares subject to the performance-based restricted stock units generally will vest, in whole or in part, or be forfeited in early 2024 based on Sempra’s TSR compared to market and peer group indices and EPS growth (as adjusted for LTIP purposes), in each case from 2021-2023. For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or a change in control, see “Severance and Change in Control Benefits” below.
For the two components of performance-based restricted stock units with a TSR performance measure, the target number of shares will vest if Sempra has achieved a cumulative three-year TSR that places it among the top 50% of the companies in the S&P 500 Utilities Index or S&P 500 Index, as applicable, with additional shares vesting ratably for performance above the 50th percentile of the applicable index to the maximum number (200% of the target number) of shares for performance at or above the 90th percentile of that index. If Sempra’s performance does not place Sempra among the top 50%, but is at or above the 25th percentile of the companies in the applicable index, the number of shares that will vest declines from the target number of shares at the 50th percentile to 25% of the target number of shares at the 25th percentile and zero shares below the 25th percentile.
For the performance-based restricted stock units with an EPS growth performance measure, the target number of shares will vest, subject to the discretion (to make adjustments to earnings) of the Compensation and Talent Development Committee of the Sempra Board of Directors, if Sempra has achieved a three-year EPS CAGR of 6.4%. If performance is at 6.9%, 150% of the target number of shares will vest, and if performance is at 7.9% or higher, the maximum number (200% of the target number) of shares will vest. If Sempra’s three-year EPS CAGR is less than 6.4%, the number of shares that will vest declines from the target number of shares at 6.4% to 25% of the target number of shares at 4.2% and zero shares below 4.2%.
(D)Generally, the awards granted on January 4, 2021 represent service-based restricted stock units that vest ratably over three years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or a change in control, see “Severance and Change in Control Benefits” below.
(E)During the performance or service periods, dividends paid or that would have been paid on the shares subject to the award are deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and vesting conditions (including performance criteria, if applicable) as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.
Unless the named executive officer instructs otherwise, Sempra will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.
(F)These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in the Annual Report but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares of Sempra common stock subject to the award upon vesting and sale.

Outstanding Equity Awards at Year-End
We summarize below the grants of Sempra equity awards that were outstanding at December 31, 2021, for each of our executive officers named in the 2021 Summary Compensation Table. These awards consist solely of performance-based and service-based restricted stock units under Sempra’s 2013 and 2019 LTIPs. The named executive officers held no stock options at December 31, 2021.
2021 OUTSTANDING EQUITY AWARDS AT YEAR-END

		Stock Awards
		Equity Incentive Plan Awards (Performance-Based Restricted Stock Units)(A)			Other Stock Awards (Service-Based Restricted Stock Units)(B)
	Grant Date	Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares
Scott D. Drury	1/04/21	—	$—
	1/04/21	—	—
	1/04/21	3,304	437,021
	1/04/21				3,304	$437,021	(F)
	8/03/20				3,781	500,113
	1/02/20	—	—
	1/02/20	—	—
	1/02/20	1,439	190,383
	1/02/20				1,438	190,243	(G)
	1/02/20				710	93,930	(G)
	1/02/19	2,234	295,527	(D)
	1/02/19	24	3,167	(D)
	1/02/19	3,991	527,892	(E)
	1/02/19				997	131,829	(H)
		10,992	$1,453,990		10,230	$1,353,136
Maryam S. Brown	1/04/21	—	$—
	1/04/21	—	—
	1/04/21	1,960	259,257
	1/04/21				1,960	$259,257	(F)
	8/03/20				1,680	222,211
	1/02/20	—	—
	1/02/20	—	—
	1/02/20	975	128,978
	1/02/20				975	128,978	(G)
	4/01/19	871	115,226
	4/01/19	9	1,236
	4/01/19	1,557	205,925
	4/01/19				388	51,338	(H)
	1/02/19	595	78,654	(D)
	1/02/19	6	844	(D)
	1/02/19	1,063	140,617	(E)
	1/02/19				265	35,010	(H)
		7,036	$930,737		5,268	$696,794

		Stock Awards
		Equity Incentive Plan Awards (Performance-Based Restricted Stock Units)(A)			Other Stock Awards (Service-Based Restricted Stock Units)(B)
	Grant Date	Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares
Jimmie I. Cho	1/04/21	—	$—
	1/04/21	—	—
	1/04/21	1,960	259,257
	1/04/21				1,960	$259,257	(F)
	8/03/20				3,150	416,715
	1/02/20	—	—		—
	1/02/20	—	—
	1/02/20	975	128,978
	1/02/20				975	128,978	(G)
	1/17/19	445	58,829
	1/17/19	5	632
	1/17/19	795	105,175
	1/17/19				198	26,222	(H)
	1/02/19	1,050	138,866	(D)
	1/02/19	11	1,489	(D)
	1/02/19	1,876	248,098	(E)
	1/02/19				468	61,952	(H)
		7,117	$941,324		6,751	$893,124
Mia L. DeMontigny	1/04/21	—	$—
	1/04/21	—	—
	1/04/21	719	95,052
	1/04/21				719	95,052	(F)
	8/03/20				1,260	166,658
	1/02/20	—	—
	1/02/20	—	—
	1/02/20	353	46,684
	1/02/20				352	46,544	(G)
	1/02/19	273	36,146	(D)
	1/02/19	3	387	(D)
	1/02/19	488	64,546	(E)
	1/02/19				122	16,136	(H)
		1,836	$242,815		2,453	$324,390
Jeffery L. Walker	1/04/21	—	$—
	1/04/21	—	—
	1/04/21	1,027	135,866
	1/04/21				1,027	135,866	(F)
	1/02/20	—	—
	1/02/20	—	—
	1/02/20	272	36,030
	1/02/20				271	35,890	(G)
	1/02/19	167	22,038	(D)
	1/02/19	2	237	(D)
	1/02/19	298	39,477	(E)
	1/02/19				74	9,797	(H)
		1,766	$233,648		1,372	$181,553

(A)Performance-based restricted stock units generally will vest, in whole or in part, or be forfeited at the end of a three-year performance period based on Sempra’s TSR compared to market and peer group indices and Sempra’s EPS growth (as adjusted for LTIP purposes). For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or a change in control, see “Severance and Change in Control Benefits” below.
For TSR-based awards, we have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2021 had the applicable performance and service periods ended at that date. As of December 31, 2021, the performance for these awards as a percentage of target was:

TSR-Based Awards	Performance as of December 31, 2021
2021 Award (TSR vs. S&P 500 Utilities Index)	0%
2021 Award (TSR vs. S&P 500 Index)	0%
2020 Award (TSR vs. S&P 500 Utilities Index)	0%
2020 Award (TSR vs. S&P 500 Index)	0%
2019 Award (TSR vs. S&P 500 Utilities Index)	64%
2019 Award (TSR vs. S&P 500 Index)	2%
On January 20, 2022, the January 2, 2019, January 17, 2019 and April 1, 2019 awards based on TSR compared to the S&P 500 Utilities Index vested at 64.0% of target and the awards with the same grant dates based on TSR compared to the S&P 500 Index vested at 1.6% of target.
The EPS growth-based awards granted on January 2, 2020 and January 4, 2021 (together with related reinvested dividend equivalents) are reported based on target performance, as the applicable performance period has not yet ended and the EPS (as adjusted for LTIP purposes) for the final year(s) of the performance period has not yet been determined. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period and may be fewer or greater than the number reported in the table.
On February 22, 2022, the January 2, 2019, January 17, 2019 and April 1, 2019 awards based on EPS growth (as adjusted for LTIP purposes) with a performance period that ended on December 31, 2021 vested at 200% of target, or maximum performance. These awards are reported based on the final performance result of 200% of target. For additional detail, see Note B to the “2021 Option Exercises and Stock Vested” table below.
(B)Generally, awards granted on January 4, 2021, January 2, 2020, April 1, 2019, January 17, 2019 and January 2, 2019 represent service-based restricted stock units that vest ratably over the three years following the grant date of the applicable award on the first NYSE trading day of each year. Service-based restricted stock unit awards granted to Messrs. Drury and Cho on August 3, 2020 vest ratably over four years on each anniversary of the grant date. Service-based restricted stock unit awards granted to Mss. Brown and DeMontigny on August 3, 2020 vest ratably over three years on each anniversary of the grant date. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or a change in control, see “Severance and Change in Control Benefits” below.
(C)Includes shares deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate. Does not include reinvested dividends and dividend equivalents with a record date of December 23, 2021, which were paid on January 15, 2022.
(D)These awards vested on January 20, 2022, immediately following the determination and certification by the Compensation and Talent Development Committee of the Sempra Board of Directors of the TSR results. The value realized upon the vesting of these shares is set forth in Note B to the “2021 Option Exercises and Stock Vested” table below.
(E)These awards vested on February 22, 2022, immediately following the determination and certification by the Compensation and Talent Development Committee of the Sempra Board of Directors of the EPS growth (as adjusted for LTIP purposes) results. The value realized upon the vesting of these shares is set forth in Note B to the “2021 Option Exercises and Stock Vested” table below.
(F)The first of three annual installments of these awards vested on January 3, 2022.
(G)The second of three annual installments of these awards vested on January 3, 2022.
(H)The third of three annual installments of these awards vested on January 3, 2022.
Option Exercises and Stock Vested
We summarize below the restricted stock units that vested during 2021 for each of our executive officers named in the 2021 Summary Compensation Table. No named executive officers exercised stock options in 2021.
2021 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(A)(B)
Scott D. Drury	16,216	$2,000,423
Maryam S. Brown	5,253	$652,533
Jimmie I. Cho	8,513	$1,054,255
Mia L. DeMontigny	2,420	$302,667
Jeffery L. Walker	1,131	$138,705

(A)Market value of vesting Sempra common stock (including reinvested dividends) at the vesting date, determined by multiplying the number of shares vested by the closing price of Sempra common stock on the vesting date. Also includes the dividend equivalent with a record date of December 18, 2020, that was paid on January 15, 2021.
(B)The performance-based restricted stock unit awards granted in January 2018 that measured TSR performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 19, 2021 at 114.75% of target performance and 103% of target performance, respectively. The performance-based restricted stock unit awards granted in January 2018 based on EPS growth (as adjusted for LTIP purposes) vested on February 22, 2021 at 200% of target performance. Service-based restricted stock unit awards that vested on January 4, 2021 consisted of the annual awards granted to Messrs. Drury, Cho and Walker and Mss. Brown and DeMontigny on January 2, 2018; the second of three annual installments of the annual awards granted to Messrs. Drury, Cho and Walker and Mss. Brown and DeMontigny on January 2, 2019, to Mr. Cho on January 17, 2019, and to Ms. Brown on April 1, 2019; the second of two annual installments of the special awards granted to Messrs. Drury and Cho on January 2, 2019; the first of three annual installments of the annual awards granted to Messrs. Drury, Cho and Walker and Mss. Brown and DeMontigny on January 2, 2020; the first of three annual installments of the special award granted to Mr. Drury on January 2, 2020; the first of four annual installments of the special awards granted to Messrs. Drury and Cho on August 3, 2020; and the first of three annual installments of the special awards granted to Mss. Brown and DeMontigny on August 3, 2020.
The performance-based restricted stock unit awards granted in January 2019 that measured TSR performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 20, 2022 at 64% of target performance and 1.6% of target performance, respectively. The performance-based restricted stock unit awards granted in January 2019 based on EPS growth (as adjusted for LTIP purposes) vested on February 22, 2022 at 200% of target performance. Service-based restricted stock unit awards that vested on January 3, 2022 consisted of the third of three annual installments of the annual awards granted to Messrs. Drury, Cho and Walker and Mss. Brown and DeMontigny on January 2, 2019, to Mr. Cho on January 17, 2019, and to Ms. Brown on April 1, 2019; the second of three annual installments of the annual awards granted to Messrs. Drury, Cho and Walker and Mss. Brown and DeMontigny on January 2, 2020; the second of three annual installments of the special award granted to Mr. Drury on January 2, 2020; and the first of three annual installments of the annual awards granted to Messrs. Drury, Cho and Walker and Mss. Brown and DeMontigny on January, 4, 2021. The number of shares acquired upon the vesting of these awards and their market value (including the units and the value of the dividend equivalent with a record date of December 23, 2021, which was paid on January 15, 2022), none of which are reflected in this table due to the vesting of the applicable awards after December 31, 2021, were: 12,646 shares of Sempra common stock and $1,274,512 for Mr. Drury; 5,943 shares of Sempra common stock and $798,108 for Ms. Brown; 6,038 shares of Sempra common stock and $810,859 for Mr. Cho; 1,312 shares of Sempra common stock and $175,783 for Ms. DeMontigny; and 1,027 shares of Sempra common stock and $137,143 for Mr. Walker.
Pension Benefits
Our named executive officers participate in the Sempra Energy Cash Balance Plan, a broad-based tax-qualified retirement plan that is subject to certain limits under the Internal Revenue Code. Under the plan, a notional account is credited annually for each participant in an amount equal to 7.5% of the participant’s salary and performance-based annual bonus. Account balances earn interest and are fully vested after three years of service.
In addition to the Cash Balance Plan, Messrs. Drury and Cho participate in the Sempra Energy Supplemental Executive Retirement Plan, a nonqualified pension plan designed to recruit and retain executive talent. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement), years of service and age at retirement of the executive officer. Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.
Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Benefits for Mr. Cho, who became a participant in the plan on January 1, 2020, will not begin vesting in the defined benefit until he has participated in the plan for five years, after which prior service will be considered. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after 10 years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.
Supplemental Executive Retirement Plan participants who have at least three years of service and do not meet the minimum vesting criteria under the defined benefit formula, which includes Messrs. Drury and Cho, and Sempra Energy Cash Balance Restoration Plan participants, which include Mss. Brown and DeMontigny and Mr. Walker, are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. Account balances in the Cash Balance Restoration Plan earn interest and are fully vested after three years of service.
Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

We summarize below the present value of accumulated benefits under the various retirement plans at December 31, 2021, for each of our executive officers named in the 2021 Summary Compensation Table.
PENSION BENEFITS AT YEAR-END

	Plan	Years of Credited Service	Present Value of Accumulated Benefit(A)
Scott D. Drury(B)	Cash Balance Plan	36	$894,717
	Supplemental Executive Retirement Plan	36	$11,760,928
	Total		$12,655,645
Maryam S. Brown(C)	Cash Balance Plan	5	$107,171
	Cash Balance Restoration Plan	5	$153,587
	Total		$260,758
Jimmie I. Cho(B)	Cash Balance Plan	30	$571,917
	Supplemental Executive Retirement Plan	30	$7,332,331
	Total		$7,904,248
Mia L. DeMontigny(C)	Cash Balance Plan	6	$128,321
	Cash Balance Restoration Plan	6	$69,916
	Total		$198,237
Jeffery L. Walker(C)	Cash Balance Plan	24	$259,003
	Cash Balance Restoration Plan	24	$37,508
	Total		$296,511
(A)Amounts are based on the assumptions used for financial reporting purposes set forth in Note 9 of the Notes to Consolidated Financial Statements contained in the Annual Report, except that retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.
Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amounts shown for the Supplemental Executive Retirement Plan and the Cash Balance Restoration Plan are the present value of the incremental benefit over that provided by the Cash Balance Plan.
(B)Messrs. Drury and Cho are not yet vested in a benefit under the defined benefit formula of the Supplemental Executive Retirement Plan. However, Messrs. Drury and Cho would have been entitled to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. At December 31, 2021, Mr. Drury was age 56 and Mr. Cho was age 57. Had they retired at December 31, 2021 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $1,396,629 for Mr. Drury and $897,410 for Mr. Cho.
(C)Mss. Brown and DeMontigny and Mr. Walker, who are not participants in the Supplemental Executive Retirement Plan, are vested in benefits under the Cash Balance Plan and nonqualified Cash Balance Restoration Plan. Had their respective employment terminated on December 31, 2021, their benefits would have been $311,694 for Ms. Brown, $229,345 for Ms. DeMontigny, and $313,960 for Mr. Walker.
Nonqualified Deferred Compensation
Sempra’s nonqualified Employee and Director Savings Plan permits executives to elect on a year-by-year basis to defer the receipt of up to 85% of their annual salary and performance-based annual bonus for payment in installments or in a lump sum at a future date in connection with an executive’s separation of service from the company or on a fixed in-service distribution date. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.
The timing and form of distribution are selected by the executive at the time of the deferral election, and subsequent changes are limited. In the event of a change in control of Sempra, participant accounts are distributed in a lump sum immediately prior to the date of the change in control. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Corporate Bond Yield Average Rate plus 1% (3.9% for 2021) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under the tax-qualified 401(k) savings plans in which all employees may participate. Deferrals of performance-based restricted stock unit awards cannot be transferred into other investments and are paid out in shares of common stock in accordance with the officer’s payout elections following separation of service from the company.
The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, matching contributions for deferred compensation plan participants are made through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.
All employee contributions and related investment earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.
We summarize below information regarding the participation by each of our named executive officers in Sempra’s nonqualified deferred compensation plans.
2021 NONQUALIFIED DEFERRED COMPENSATION

	Executive Contributions in 2021(A)	Company Contributions in 2021(B)	Aggregate Earnings in 2021(C)	Aggregate Distributions in 2021(D)	Aggregate Balance at 12/31/21(E)
Scott D. Drury	$121,395	$25,792	$47,031	—	$1,127,052
Maryam S. Brown	$103,352	$27,818	$20,418	—	$272,378
Jimmie I. Cho	$248,000	$11,850	$636,933	$(26,988)	$5,436,837
Mia L. DeMontigny	$29,579	$3,576	$12,617	—	$108,947
Jeffery L. Walker	$197,900	$16,310	$70,178	—	$693,935
(A)Executive contributions consist of deferrals of salary and performance-based annual bonus that also are reported as compensation in the 2021 Summary Compensation Table. Timing differences between reporting bonus compensation in the 2021 Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in this table than the amounts that have been reported as compensation for the same year in the 2021 Summary Compensation Table. Executive contributions in 2021 that are also included as 2021 salary reported in the 2021 Summary Compensation Table total $0 for Mr. Drury; $48,792 for Ms. Brown; $0 for Mr. Cho; $0 for Ms. DeMontigny; and $62,000 for Mr. Walker. Deferrals of the 2021 performance-based annual bonus that was paid in March 2022 are not included in this table.
(B)Company contributions are equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions.
(C)Earnings are measured as the difference in deferred account balances between the beginning and the end of the year plus nonqualified deferred compensation distributions (if applicable) and minus executive and company contributions made during the year. Earnings consisting of above-market interest also are reported in the 2021 Summary Compensation Table. Excluding above-market interest, earnings for 2021 were $21,910 for Mr. Drury; $20,004 for Ms. Brown; $595,018 for Mr. Cho; $12,617 for Ms. DeMontigny; and $69,546 for Mr. Walker. These earnings are not reported in the 2021 Summary Compensation Table.
(D)Mr. Cho received an in-service payment of nonqualified deferred compensation in the amount of $26,988 during the year ended December 31, 2021.
(E)Year-end balances consist of executive and company contributions and earnings on contributed amounts, less any distributions. All contributions and all earnings that consist of above-market interest have been included in the 2021 Summary Compensation Table for 2021 or prior years. Such aggregate amounts (other than the 2018 bonus paid in 2019) reported in the 2021 Summary Compensation Table for fiscal years 2019, 2020 and 2021 are $415,750 for Mr. Drury; $214,357 for Ms. Brown; $1,486,589 for Mr. Cho; $57,659 for Ms. DeMontigny; and $214,843 for Mr. Walker. These amounts do not include deferrals of the 2021 performance-based annual bonus paid in March 2022 but do include deferrals of the 2018 performance-based annual bonus paid in March 2019.
Severance and Change in Control Benefits
Each of our named executive officers has a severance pay agreement. Each agreement is for a three-year term and is automatically extended for an additional year upon each agreement’s anniversary unless we or the executive elect not to extend the term.
The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the agreement’s term for reasons other than “cause” or as a result of death or disability, or the executive were to resign for “good reason.” The nature and amount of the severance benefits vary depending on the executive’s position, and increased benefits are provided if, upon termination, the executive enters into an agreement to provide consulting services for two years (one-year for Ms. DeMontigny and Mr. Walker) and agrees to abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits also are provided if the termination of employment were to occur within two years following a “change in control” of Sempra.
The definitions of “cause” and “good reason” vary depending on whether the termination of employment occurs following a change in control of Sempra. However, “cause” is generally defined to include a willful and continued

failure by the executive to perform his or her duties for the company, and “good reason” is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities and, following a change in control, certain changes in employment location. A “change in control” is defined in the agreements to generally include events resulting in a change in the effective control of Sempra or a change in the ownership of a substantial portion of Sempra’s assets.
Awards granted under the Sempra Energy 2013 Long-Term Incentive Plan and the Sempra Energy 2019 Long-Term Incentive Plan include a “double trigger” provision for vesting of equity in connection with a change in control. Restricted stock unit awards issued to date under these plans provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Article 16 of the Sempra Energy 2013 Long-Term Incentive Plan and Article 14 of the Sempra Energy 2019 Long-Term Incentive Plan. If awards are not assumed or replaced, or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon the change in control. If such awards are subject to performance-based vesting, such awards would vest at the greater of the target performance level or the actual performance level had the performance period ended on the last day of the calendar year immediately preceding the date of the change in control (or, for awards based on TSR, had the performance period ended on the date of the change in control). Messrs. Drury, Cho and Walker have reached age 55 and completed at least five years of service and thus are eligible for retirement. In addition, any outstanding awards would immediately vest upon an executive’s involuntary termination other than for cause, resignation for “good reason,” death, disability or retirement, in each case during the three-year period following a change in control. Service-based awards also vest upon an executive’s death.
With respect to performance-based awards, if an executive’s employment is terminated after the executive has reached age 55 and completed five years of service (and the termination is other than for cause), and the termination occurs after completion of one year of the applicable performance or service period (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment. Performance-based awards continue to be subject to forfeiture based on the extent to which the related performance goals have been satisfied at the end of the applicable performance period. If an executive’s employment is terminated and the executive has not met the retirement eligibility criteria specified in the award agreement or the termination is for cause, performance-based awards are forfeited.
With respect to service-based awards, if an executive’s employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra, the death of the executive, at the discretion of the Compensation and Talent Development Committee of the Sempra Board of Directors or as otherwise provided in connection with the grant of the award.
We summarize below the benefits each of our executive officers named in the 2021 Summary Compensation Table would have been entitled to receive had we terminated his or her employment (other than for cause) at December 31, 2021, or had the executive resigned for “good reason” on that date, and the benefits each executive would have been entitled to receive had such termination occurred (or such termination was deemed to have occurred in cases of certain involuntary terminations in connection with or in anticipation of a change in control) within two years following a change in control of Sempra (or within three years for purposes of certain equity award acceleration, and assuming such awards were assumed or replaced in such change in control). These amounts assume the executive had entered into a two-year (one-year for Ms. DeMontigny and Mr. Walker) consulting, non-solicitation and confidentiality agreement providing for enhanced severance. We also show the benefits that each executive would have been entitled to receive in the event of his or her death on December 31, 2021. In addition, we show the benefits that each executive would have been entitled to receive (accelerated vesting of restricted stock units) had a change in control of Sempra occurred on December 31, 2021, whether or not accompanied or followed by a termination of the executive’s employment.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason or Death			Change in Control Only
	Unrelated to a Change in Control	Related to a Change in Control	Resulting from Death	(Without Termination of Employment)
Scott D. Drury
Lump Sum Cash Payment(A)	$2,010,750	$2,681,000
Acceleration of Existing Equity Awards(B)		4,081,125	$1,353,136	$4,081,125
Enhanced Retirement Benefits(C)		11,209,127	11,209,127
Health & Welfare Benefits(D)	26,574	58,877
Financial Planning(E)	37,500	50,000
Outplacement	50,000	50,000
Total	$2,124,824	$18,130,129	$12,562,263	$4,081,125
Maryam S. Brown
Lump Sum Cash Payment(A)	$1,280,300	$1,707,067
Acceleration of Existing Equity Awards(B)		2,272,893	$696,794	—
Enhanced Retirement Benefits(C)
Health & Welfare Benefits(D)	37,743	54,337
Financial Planning(E)	37,500	50,000
Outplacement	50,000	50,000
Total	$1,405,543	$4,134,297	$696,794	—
Total After Severance Reduction(F)	$1,405,543	$3,922,872	$696,794	—
Jimmie I. Cho
Lump Sum Cash Payment(A)	$1,289,300	$1,719,067
Acceleration of Existing Equity Awards(B)		2,657,779	$893,124	$2,657,779
Enhanced Retirement Benefits(C)		7,009,489	7,009,489
Health & Welfare Benefits(D)	23,959	57,774
Financial Planning(E)	37,500	50,000
Outplacement	50,000	50,000
Total	$1,400,759	$11,544,109	$7,902,613	$2,657,779
Mia L. DeMontigny
Lump Sum Cash Payment(A)	$558,720	$977,760
Acceleration of Existing Equity Awards(B)		790,910	$324,390	—
Enhanced Retirement Benefits(C)
Health & Welfare Benefits(D)	25,162	39,643
Financial Planning(E)	25,000	37,500
Outplacement	50,000	50,000
Total	$658,882	$1,895,813	$324,390	—
Jeffery L. Walker
Lump Sum Cash Payment(A)	$483,197	$845,595
Acceleration of Existing Equity Awards(B)		668,208	$181,553	$668,208
Enhanced Retirement Benefits(C)
Health & Welfare Benefits(D)	16,877	27,860
Financial Planning(E)	25,000	37,500
Outplacement	50,000	50,000
Total	$575,074	$1,629,163	$181,553	$668,208
Total After Severance Reduction(F)	$575,074	$1,393,763	$181,553	$668,208
(A)The severance payment is equal to one-half times (one times if related to a change in control for Ms. Brown and Messrs. Drury and Cho and 1.25 times if related to a change in control for Ms. DeMontigny and Mr. Walker) the sum of annual base salary and Bonus (as defined below). An additional one times (for Ms. Brown and Messrs. Drury and Cho) or one-half times (for Ms. DeMontigny and Mr. Walker) the sum of annual base salary and Bonus is conditioned upon the executive’s agreement to provide post-termination consulting services and abide by restrictive covenants related to non-solicitation and confidentiality. In addition, in the event a termination occurs or is deemed to occur within two years following a change in control, or in the event of an executive’s death or disability, an executive will also receive a prorated Bonus for the year of termination. If the executive receives a bonus under the annual bonus plan for the year of termination, such bonus is offset by the prorated Bonus provided under the severance pay agreement. For each of the named executive officers, the amount shown in the table above excludes payment of the bonus earned in the year of termination because the actual 2021 bonus under the annual bonus plan exceeds the Bonus payable under the severance pay agreement. “Bonus” for purposes of calculating the cash payments under the severance pay agreements is based on (i) for Ms. Brown, the higher of the average of the last three bonuses under the annual bonus plan or 45% of base salary, and (ii) for Messrs. Drury, Cho and Walker and Ms. DeMontigny, the higher of the average of the last three bonuses under the annual bonus plan or the target annual bonus under the annual bonus plan for the year in which the termination occurs.
(B)Fair market value at December 31, 2021, of shares subject to performance-based and service-based restricted stock units for which forfeiture restrictions would terminate. Includes the value of the 2019 performance-based restricted stock unit awards that vested in early 2022. The value realized upon the vesting of these awards is discussed in Note B to the “2021 Option Exercises and Stock Vested” table above. Any outstanding awards would immediately vest upon an executive’s involuntary termination (other than for cause), termination for “good reason”, death, disability or retirement, in each case that occurs or is deemed to occur during the three-year period following a change in control for the amounts listed under the “Related to a Change in Control” column and upon these events for the amounts listed under the “Unrelated to a Change in Control” column. Assuming any outstanding awards were assumed or replaced in a change in control, such awards would immediately vest upon a change in control without an accompanying termination only if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control for the amounts listed under the “Change in Control Only” column. Service-based awards would vest upon an executive’s death.
(C)For Messrs. Drury and Cho, the amounts shown for termination related to a change in control are the incremental actuarial value assuming that they had attained age 62, but reduced for applicable early retirement factors. For termination resulting from death, the $11,209,127 shown for Mr. Drury and the $7,009,489 shown for Mr. Cho are the difference between the death benefit under the plan and the benefit that would have been payable in connection with a voluntary termination on December 31, 2021. For the other named executive officers, there is no difference between the death benefit and the benefit payable in connection with a voluntary termination.
(D)Estimated value associated with continuation of health benefits for 18 months (12 months for Ms. DeMontigny and Mr. Walker) for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for two years (18 months for Ms. DeMontigny and Mr. Walker) for termination related to a change in control.
(E)Estimated value associated with continuation of financial planning services for 18 months (12 months for Ms. DeMontigny and Mr. Walker) for termination unrelated to a change in control, and two years (18 months for Ms. DeMontigny and Mr. Walker) for termination related to a change in control.
(F)Under the severance pay agreements, the change in control severance payments may be reduced to ensure that the total benefit falls below the excise tax threshold under Section 280G of the Internal Revenue Code. Such reduction will not apply if the executive’s net after-tax unreduced payments would equal or exceed 105% of the net after-tax reduced payments.
Executive officers who voluntarily terminate their employment (other than for “good reason”) or whose employment is terminated by the company for cause are not entitled to severance benefits. Executives also may be eligible for certain payments under the retirement or deferred compensation plans as described above under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”
Ratio of CEO to Median Employee Pay
The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. In addition to our full-time workforce, our employee population includes a substantial percentage of part-time employees. Given the different methodologies that various public companies use to determine an estimate of their pay ratio and the differences in employee populations, the estimated ratio reported below should not be used as a basis for comparison between companies.
SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. We determined a median employee in 2020 based on a measurement date of December 31, 2020. In determining that median employee, we used a definition of compensation, or “consistently applied compensation measure” (CACM), that included 2020 base salary and 2020 target annual incentive award and selected the median employee from a group of employees who received compensation within plus or minus 1% of the median CACM. We used the same median employee for 2021, after considering the changes to our employee population and compensation programs during 2021, as well as the 2021 compensation of the median employee.
To calculate the 2021 pay ratio, we calculated 2021 compensation for Mr. Drury and the median employee using the methodology used for the 2021 Summary Compensation Table plus health and welfare and other nondiscriminatory benefits, which are a key part of our total rewards program. Using this methodology, the 2021 total compensation of our median employee was $152,165 and the 2021 total compensation of our CEO was $4,488,513. For 2021, we estimate that the ratio of CEO pay to median employee pay was 29:1.

SECURITY HOLDERS SHARING AN ADDRESS
If you share an address with another shareholder, you may receive only one copy of the materials for the Annual Shareholders Meeting (including this Information Statement, the accompanying Notice of Annual Shareholders Meeting and the Annual Report), unless you or the other shareholder have provided contrary instructions. If you wish to receive a separate copy of these materials, please request the additional copy by contacting us in writing at 488 8th Avenue, San Diego, California 92101, Attention: Shareholder Services, or by phone at (877) 736-7727. A separate copy of the materials will be sent promptly following receipt of your request. If you are a shareholder of record and wish to receive a separate copy of materials for our annual shareholders meetings in the future, or if you have received multiple copies of these materials and would like to receive only one copy in the future, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, by writing to 6201 15th Avenue, Attn: Sempra, Brooklyn, New York 11219 or by calling (877) 773-6772 (U.S. and Canada) or +1 (718) 921-8124 (International). If you are a beneficial owner of shares held by a bank, broker or other nominee and wish to receive a separate copy of materials for our annual shareholders meetings in the future, or if you have received multiple copies of materials for the Annual Shareholders Meeting and would like to receive only one copy in the future, please contact your bank, broker or nominee directly.
OTHER MATTERS
We are not aware of any item that may be voted on at the Annual Shareholders Meeting that is not described in this Information Statement, nor have we received notice of any such item by the deadline prescribed by Rule 14a-4(c)(1) under the Exchange Act.

This Information Statement and the accompanying Notice of Annual Shareholders Meeting are sent by order of the Board of Directors of Southern California Gas Company.

April R. Robinson
Corporate Secretary

Dated: April 26, 2022

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